Exhibit 2.1
EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
LENDINGTREE, LLC,
IRON HORSE HOLDINGS, LLC,

ITS MEMBERS
and
THE MEMBER REPRESENTATIVE

Dated as of November 16, 2016

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 16, 2016 (the “Closing Date”), is entered into by and among LendingTree, LLC, a Delaware limited liability company (“Buyer”), Iron Horse Holdings, LLC, a Delaware limited liability company (the “Company”), the members of the Company as identified on the signature pages hereto (the “Members”), and Christopher J. Mettler (“Mettler”), as the Member Representative (as defined hereinafter). Exhibit A hereto contains definitions of certain initially capitalized terms used in this Agreement.
RECITALS
WHEREAS, the Members collectively own in the aggregate all of the issued and outstanding membership interests of the Company (the “Membership Interests”); and
WHEREAS, the Members desire to sell, assign, transfer and deliver to Buyer, and Buyer desires to purchase from the Members, the Membership Interests, on the terms and subject to the conditions hereinafter provided.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
ARTICLE 1
PURCHASE AND SALE

Section 1.1.    Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Members shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Members, the Membership Interests.
Section 1.2.    Purchase Price. The purchase price for the Membership Interests shall be $85,000,000 (the “Base Purchase Price”), plus the Earnout, if and to the extent applicable, plus or minus the adjustments in accordance with Article 2 (as so adjusted, the “Purchase Price”).
Section 1.3.    Closing. The closing of the purchase and sale of the Membership Interests (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton, LLP located at 333 South Hope Street, 43rd Floor, Los Angeles, California 90071 concurrently with the execution hereof. The Closing shall be deemed to be effective at 11:59 p.m. Pacific Time on the Closing Date (the “Effective Time”), except as may otherwise be expressly provided herein.
Section 1.4.    Deliveries by the Members. At the Closing, each Member shall deliver to Buyer the following:
(a)    an instrument of assignment of the Membership Interests owned by such Member, duly executed for transfer to the Buyer, in form and substance reasonably satisfactory to Buyer;

(b)    a properly executed certificate of non-foreign status relating to such Member in a form reasonably acceptable to Buyer conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2); and
(c)    such other documents as Buyer may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby.
Section 1.5.    Deliveries by the Member Representative. At the Closing, the Member Representative shall deliver or cause to be delivered to Buyer the following:
(a)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, in form and substance reasonably satisfactory to Buyer, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the Manager and Members authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) that all such resolutions are in full force and effect and (iii) the operating agreement of the Company as in effect immediately prior to the Closing;
(b)    the certificate of formation and all amendments thereto of the Company, duly certified as of a recent date by the Secretary of State of the State of Delaware;
(c)    a good standing certificate of the Company as of a recent date from the Secretary of State of the State of Delaware;
(d)    a resignation letter from each officer or Manager of the Company as requested by Buyer, in form and substance reasonably satisfactory to Buyer;
(e)    a counterpart to the escrow agreement in the form attached hereto Exhibit B (the “Escrow Agreement”), duly executed by the Member Representative;
(f)    a counterpart to the offer letters in the form attached hereto as Exhibit C-1 through C-2 (the “Executive Offer Letters”) duly executed by each of the Key Employees;
(g)    evidence reasonably satisfactory to Buyer of the termination of Kate Mettler;
(h)    a release in form and substance reasonably satisfactory to Buyer from Vista Point Advisors, LLC (“Vista”) releasing the Company, Buyer and their Affiliates (which, for purposes of clarity, shall not include the Members) from any further liability to Vista upon the making of the payment to Vista contemplated by Section 1.6(f);
(i)    evidence reasonably satisfactory to Buyer of the complete funding (or creation of reserves sufficient for the complete funding) and termination of the profit-sharing plan of the Company through the Closing (the “Profit-Sharing Plan Amount”);
(j)    the Year-End Financial Statements accompanied by: (i) manually signed unqualified audit report(s) of the Company’s independent accountants on such financial statements (the “Auditor Reports”), (ii) consent of the Company’s independent accountants for inclusion of their Auditor Reports in all then effective Buyer registration statements that require such consent,

(iii) reasonable assurance that the Company’s independent accountants will consent to inclusion of their Auditor Reports in all future Buyer registration statements that require such consent, subject to the performance by the Company’s independent accountants of customary procedures in connection with such consents and satisfactory results thereof and payment of customary fees for such consents, and (iv) all financial information, in Buyer’s reasonable judgment, necessary for the preparation of pro forma financial statements required by the published rules and regulations of the SEC, with all such financial statements prepared in accordance with GAAP and to the extent applicable, Regulation S-X under the Securities Act;
(k)    a counterpart to the Amended and Restated Sublease in the form attached hereto as Exhibit D (the “A&R Sublease”), duly executed by Snap Capital, LLC, a Delaware limited liability company (d/b/a SnapCap) (“SnapCap”); and
(l)    such other documents as Buyer may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby.
Section 1.6.    Deliveries by Buyer. At the Closing, Buyer shall:
(a) deliver to the Member Representative a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer, in form and substance reasonably satisfactory to the Member Representative, certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the sole director that acts as manager of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) that all such resolutions are in full force and effect and (iii) the operating agreement of Buyer as in effect immediately prior to the Closing;
(b)    deliver to the Member Representative the certificate of formation and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State of the State of Delaware;
(c)    deliver to the Member Representative a good standing certificate as of a recent date from the Secretary of State of the State of Delaware;
(d)    deliver to the Member Representative a counterpart to the Escrow Agreement, duly executed by Buyer and J.P. Morgan Chase, N.A. (the “Escrow Agent”);
(e)    deposit $8,000,000 (the “Escrow Amount”) with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent;
(f)    pay the Estimated Closing Company Transaction Expenses in such amounts and to such accounts as specified by the Member Representative by written notice given to Buyer no less than two (2) Business Days prior to the Closing Date; provided, however, that in the case of Estimated Closing Company Transaction Expenses owed to employees of the Company, Buyer shall contribute such amounts to the Company upon the Closing and cause the Company to pay such amounts (less applicable withholding and any Taxes required to be paid by the Company with respect thereto) to the applicable employees immediately following the Closing and prior to the Effective Time;
(g)    pay the Estimated Closing Funded Indebtedness in such amounts and to such accounts as specified in payoff letters reasonably satisfactory to Buyer delivered by the Member Representative to Buyer no less than two (2) Business Days prior to the Closing Date;
(h)    pay the Members (in accordance with their respective Pro Rata Share and to such accounts as specified by the Member Representative by written notice given to Buyer no less than two (2) Business Days prior to the Closing Date) an amount equal to the Base Purchase Price:
(i)    minus the Escrow Amount;
(ii)    plus, the Net Estimated Adjustment Amount (which may be a negative number);
(i)    deliver to the Member Representative a counterpart to the Executive Offer Letters duly executed by the Company;
(j)    deliver to the Member Representative a counterpart to the A&R Sublease, duly executed by the Company; and
(k)    deliver to or as directed by the Member Representative such other documents as the Member Representative may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby.
Section 1.7.    Tax Withholding. Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, to any Person such amounts Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and the Buyer shall disburse such withheld amounts to the applicable Governmental Authority.
ARTICLE 2
EARNOUT; PURCHAE PRICE ADJUSTMENTS

Section 2.1.    Definitions. As used herein:
(a)    “Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

(b)    “Cash on Hand” means as of any time the aggregate cash balance of the Company, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments and all other cash equivalents, and third party checks deposited or held in the Company’s accounts that have not yet cleared, in each case as of such time; provided, however, that Cash on Hand shall be reduced by the amount of all outstanding checks on draft of the Company that are issued or outstanding at such time, but only to the extent not counted as a current liability in the calculation of Estimated Closing Working Capital or Closing Working Capital.
(c)    “Closing Cash on Hand” means the Cash on Hand as of the Effective Time.
(d)    “Closing Company Transaction Expenses” means Company Transaction Expenses that remain unpaid as of immediately prior to the Closing.
(e)    “Closing Funded Indebtedness” means, without duplication, the obligations of the Company outstanding and unpaid immediately prior to the Closing (excluding any undrawn amounts under credit lines or revolving (or similar) credit facilities, and excluding any indemnification or contingent obligations not then owing) under any Funded Indebtedness.
(f)    “Closing Working Capital” means the Working Capital as of the Effective Time.
(g)    “Company Transaction Expenses” means: (a) any sale bonuses, change in control bonuses or retention bonuses that become payable upon, and by reason of (with or without the occurrence of any other event), the consummation of the transactions contemplated hereby and that were incurred by the Company prior to the Closing (including, without limitation the change in control bonus payable to Jeffrey Meyer pursuant to that certain Employment Agreement Iron Horse Holdings, LLC, dated April 1, 2016, by and between the Company and Jeffrey Meyer (the “Meyer Employment Agreement”)), (b) any investment banking, accounting, attorney or other professional fees incurred by the Company prior to the Closing with respect to the transactions contemplated hereby, (c) the Profit-Sharing Plan Amount and (d) any bonus payable for Jeffery Meyer payable through the Closing other than the bonus contemplated by subsection (a).
(h)    “Funded Indebtedness” means, without duplication, the sum of all amounts owing by the Company to repay in full amounts due and terminate all obligations (other than indemnity or contingent obligations that are not owing or outstanding) with respect to: (a) all indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations under acceptance credit, letters of credit or similar facilities, in each case to the extent drawn, (c) the capitalized portion of all obligations under capital or direct financing leases and purchase money and/or vendor financing (in each case other than with respect to trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of the applicable Person’s business), (d) all guarantee or keep well obligations in respect of obligations of the kind referred to in clauses (a) through (c) above and (e) all accrued and unpaid interest, fees, penalty payments, premiums, charges and other expenses owing in respect of obligations of the kind referred to in clauses (a)-(d) above.
(i)    “Target Working Capital” means $250,000.

(j)    “Working Capital” means an amount (which may be positive or negative) equal to the current assets (other than Cash on Hand) minus the current liabilities (other than Company Transaction Expenses and Funded Indebtedness of the Company determined in accordance with the Accounting Principles, but subject to the adjustments set forth in Schedule 2.1-A. For the avoidance of doubt, an example calculation of Working Capital as of September 30, 2016 is set forth on Schedule 2.1-B.
Section 2.2.    Closing Estimates; Net Estimated Adjustment Amount.
(a)    At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a written statement that shall include a good-faith estimated balance sheet of the Company as of the Effective Time prepared in accordance with the Accounting Principles and a good-faith estimate of the following and a statement of the Net Estimated Adjustment Amount:
(i)    the Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”);
(ii)    the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”);
(iii)    the Closing Cash on Hand (the “Estimated Closing Cash on Hand”); and
(iv)    the Closing Working Capital (the “Estimated Closing Working Capital”).
(b)    The “Net Estimated Adjustment Amount” shall be equal to zero (0):
(i)    minus the Estimated Closing Company Transaction Expenses;
(ii)    minus the Estimated Closing Funded Indebtedness;
(iii)    plus the Estimated Closing Cash on Hand;
(iv)    minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital; and
(v)    plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.
Section 2.3.    Post-Closing Determination.
(a)    Within forty-five (45) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Member Representative a written statement (the “Closing Statement”) that shall include a balance sheet of the Company as of the Effective Time prepared in accordance with the Accounting Principles and a calculation of the following and a statement of the Net Adjustment Amount:

(i)    the Closing Company Transaction Expenses;
(ii)    the Closing Funded Indebtedness;
(iii)    the Closing Cash on Hand; and
(iv)    the Closing Working Capital.
(b)    During the thirty (30) day period following Buyer’s delivery of the Closing Statement to the Member Representative (the “Review Period”), Buyer shall provide the Member Representative and its Representatives reasonable access to the relevant books and records and employees of the Company for the purpose of facilitating the Member Representative’s review of the Closing Statement. The Closing Statement shall become final and binding at the end of the last day of the Review Period, unless prior to the end of the Review Period, the Member Representative delivers to Buyer a written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any and all items in dispute as to the amounts set forth in the Closing Statement. The Member Representative shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in a Notice of Disagreement provided prior to the end of the Review Period.
(c)    During the fifteen (15)-day period following delivery of a Notice of Disagreement by the Member Representative to Buyer (the “Resolution Period”), such parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the amounts as specified therein. Any disputed items resolved in writing between the Member Representative and Buyer within the Resolution Period shall be final and binding on the parties for all purposes hereunder. If the Member Representative and Buyer have not resolved all such differences by the end of the Resolution Period, the Member Representative and Buyer shall submit, in writing, such differences to the Accounting Expert. The “Accounting Expert” shall be a Neutral Accounting Firm selected by mutual agreement of Buyer and the Member Representative; provided, however, that: (i) if, within fifteen (15) days after the end of the Resolution Period, such parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Expert, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Accounting Expert. A “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any party, or any Affiliate of either, and has not done so within the two (2) year-period prior thereto.
(d)    The parties shall arrange for the Accounting Expert to agree in its engagement letter to act in accordance with this Section 2.3(d). Each party shall present a brief to the Accounting Expert (which brief shall also be concurrently provided to the other party) within ten (10) days of the appointment of the Accounting Expert detailing such party’s views as to the correct nature and amount of each item remaining in dispute from the Notice of Disagreement (and for the avoidance of doubt, no party may introduce a dispute to the Accounting Expert that was not originally set forth on the Notice of Disagreement). Within ten (10) days of receipt of the brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). Each party may make an oral presentation to the Accounting Expert (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (but not speak) at such presentation), within twenty (20) days of the appointment of the Accounting Expert. The Accounting Expert shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party. The Accounting Expert shall consider only those items and amounts in the Member Representative’s and Buyer’s respective calculations that are identified as being items and amounts to which the Member Representative and Buyer have been unable to agree. In resolving any disputed item, the Accounting Expert shall select either the position of Buyer or Member Representative as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. The Accounting Expert shall make a written determination within forty-five (45) days of its appointment as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder absent manifest error. The fees and expenses of the Accounting Expert and of any enforcement of the determination thereof, shall be borne by the Members (in accordance with their respective Pro Rata Share), on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Expert at the time the determination of such firm is rendered on the merits of the matters submitted.
Section 2.4.    Payment.
(a)    The “Net Adjustment Amount” shall equal zero (0):
(i)    minus the amount, if any, by which the Closing Company Transaction Expenses exceed the Estimated Closing Company Transaction Expenses;
(ii)    plus the amount, if any, by which the Estimated Closing Company Transaction Expenses exceed the Closing Company Transaction Expenses;
(iii)    minus the amount, if any, by which the Closing Funded Indebtedness exceeds the Estimated Closing Funded Indebtedness;
(iv)    plus the amount, if any, by which the Estimated Closing Funded Indebtedness exceeds the Closing Funded Indebtedness;
(v)    minus the amount, if any, by which the Estimated Closing Cash on Hand exceeds the Closing Cash on Hand;
(vi)    plus the amount, if any, by which the Closing Cash on Hand exceeds the Estimated Closing Cash on Hand;
(vii)    minus the amount, if any, by which the Estimated Closing Working Capital exceeds the Closing Working Capital; and

(viii)    plus the amount, if any, by which the Closing Working Capital exceeds the Estimated Closing Working Capital.
(b)    If the Net Adjustment Amount as finally determined in accordance with Section 2.3 is positive, Buyer shall pay the Net Adjustment Amount to the Members (in accordance with their respective Pro Rata Share). If the Net Adjustment Amount as finally determined in accordance with Section 2.3 is negative, the Members (in accordance with their respective Pro Rata Share) shall pay directly to Buyer the Net Adjustment Amount. Payments shall be made within five (5) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4(b) by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date.
(c)    Any adjustments made pursuant to this Article 2 shall be deemed adjustments to the Purchase Price.
Section 2.5.    Earnout.
(a)     Within forty-five (45) days after the end of each of the First Earnout Period and the Second Earnout Period, the Buyer shall prepare and deliver to the Member Representative a written statement (each an “Earnout Statement”) in the form reasonably determined by Buyer setting forth its calculation of the EBITDA for such period.
(b)    Within thirty (30) days following delivery by Buyer of an Earnout Statement, the Member Representative shall deliver written notice to Buyer of any good faith disagreement that the Member Representative has with respect to the contents thereof which notice explains, in reasonable detail, the basis for its disagreement. During such period, Buyer shall provide the Member Representative and its Representatives reasonable access to the relevant books and records and employees of the Company for the purpose of facilitating the Member Representative’s review of the applicable Earnout Statement. In the event that the Member Representative does not notify Buyer in writing of a disagreement with respect to the Earnout Statement within such thirty (30)-day period, such Earnout Statement shall be deemed final, conclusive and binding on the parties. If the Member Representative delivers a notice of disagreement within such thirty (30)-day period, then Buyer and the Member Representative shall negotiate in good faith to resolve any such disagreement. If Buyer and the Member Representative, notwithstanding such good faith effort, fail to resolve such disagreement within thirty (30) days after the Member Representative notifies Buyer of its disagreement, then the dispute shall be submitted for final and binding resolution to the Accounting Expert for resolution in accordance with the procedures set forth in Sections 2.3(c) and (d), which shall apply hereto mutatis mutandis.
(c)    If the EBITDA, as finally determined pursuant to Section 2.5(b), for:
(i)    the First Earnout Period exceeds:
(A)    $14,699,999.99, in the event that the Injunction does not materially restrict the operation of the Company during any portion of the First Earnout Period,

then Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $11,250,000 plus Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $1.7857143 for every dollar of EBITDA for such period above $14,699,999.99 and up to and including $21,000,000;
(B)    $13,349,999.99, in the event that the Injunction materially restricts the operations of the Company during the First Earnout Period for a period of six (6) months or less, then Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $9,687,500 plus Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $1.94128788 for every dollar of EBITDA for such period above $13,349,999.99 and up to and including $19,950,000; and
(C)    $11,999,999.99, in the event that the Injunction materially restricts the operations of the Company during the First Earnout Period for a period of greater than six (6) months, then Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $7,875,000 plus Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $2.1195652 for every dollar of EBITDA for such period above $11,999,999.99 and up to and including $18,900,000.
For purposes of clarity, in no event shall the amount payable to Jeffrey Meyer and the Members pursuant to this clause (i) exceed $22,500,000; and
(ii)    the Second Earnout Period exceeds:
(A)    $17,499,999.99, in the event that the Injunction does not materially restrict the operations of the Company during any portion of the Second Earnout Period, then Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $11,250,000 plus Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $1.50 for every dollar of EBITDA for such period above $17,499,999.99 and up to and including $25,000,000
(B)    $15,624,999.99, in the event that the Injunction materially restricts the operations of the Company during the Second Earnout Period for a period of six (6) months or less, then Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $9,687,500 plus Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $1.57692307 for every dollar of EBITDA for such period above $15,624,999.99 and up to and including $23,750,000; and
(C)    $13,749,999.99, in the event that the Injunction materially restricts the operations of the Company during the Second Earnout Period for a period of greater than six (6) months, then Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $7,875,000 plus Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of $1.67142857 for every dollar of EBITDA for such period above $13,749,999.99 and up to and including $22,500,000.

For purposes of clarity, in no event shall the amount payable to Jeffrey Meyer and the Members pursuant to this clause (ii) exceed $22,500,000.
(d)    In the event that: (i) the Members do not achieve the maximum amount payable pursuant to Section 2.5(c)(i) and (ii) EBITDA for the Second Earnout Period, as finally determined pursuant to Section 2.5(b), exceeds $25,000,000, then the payment pursuant to Section 2.5(c)(i) shall be recalculated using the EBITDA for the First Earnout Period, as finally determined pursuant to Section 2.5(b), plus the amount of such excess. In the event that such payment as recalculated exceeds the amount previously paid to the Members pursuant to Section 2.5(c)(i), then Buyer will pay (in accordance with Section 2.5(e)) to Jeffrey Meyer and the Members their Pro Rata Share of the amount that such recalculated payment exceeds the payment that was actually made. Such payment shall be paid by wire transfer of immediately available funds to accounts designated in writing by the Member Representative concurrently with the payment payable pursuant to Section 2.5(c)(ii).
(e)    For the avoidance of doubt, pursuant to the Meyer Employment Agreement, and following the deduction of any other Company Transaction Expenses, Jeffrey Meyer shall receive 4.00% of the aggregate amount of any payment made pursuant to Section 2.5(c) and the Members shall receive their Pro Rata Share of the balance of any such payment. All amounts payable pursuant to this Section 2.5 shall be paid within five (5) Business Days from the date on which the EBITDA for the pertinent period is finally determined by wire transfer of immediately available funds to an account designated by the Member Representative in writing (unless Buyer and the Member Representative mutually agree in writing to payment in a form other than cash). Buyer shall have the right to withhold and set off any amounts owed by the Members to Buyer under the terms of this Agreement against amounts payable pursuant to this Section 2.5, which shall be subject to the terms of Section 7.9 with respect to indemnity payments.
(f)    During the Earnout Period:
(i)Buyer shall operate the business of the Company in good faith and in a commercially reasonable manner consistent with the manner in which Buyer operates its other business units, applicable Law and its third party obligations; subject, within the restrictions set forth in this Section 2.5(f), to such changes as may be necessary due to change in market conditions;
(ii)Buyer shall authorize spending by the Company consistent with the business plan and budget attached hereto as Exhibit E (the “Business Plan and Budget”);
(iii)Buyer shall appoint Mettler to act as senior executive of the Company having general authority to make decisions consistent with the Business Plan and Budget, subject, within the restrictions set forth in this Section 2.5(f), to the authority of the chief executive officer of Buyer, as well as other senior executive officers of Buyer having primary responsibility for overseeing revenues and expenses of the Company, the Board of Directors of LendingTree, Inc., a Delaware corporation (“Parent”) and terms of his applicable Executive Offer Letter;

(iv)Buyer shall operate the Company as a separate profit center, business unit or division which will maintain separate books and records sufficient for the calculation of the Earnout;
(v)Buyer shall not, or permit its Affiliates to, take any action or knowingly omit to take any action with the primary intent of reducing the amount of the Earnout; and
(vi)Buyer may, by mutual agreement of Buyer and the Member Representative, test a co-branded Parent/Company website with the intent and purposes of capturing earnings as they related to marketing scale, performance and efficiencies; provided, that such website shall not violate the Injunction.
Except as set forth in this Section 2.5(f), Buyer has no obligation to operate its, the Company’s or the respective Affiliate’s businesses to achieve any Earnout or to maximize the amount of the Earnout. Notwithstanding the foregoing, Buyer may from time to time consult and work with Company senior management on key areas of operations and facilitate the use of features of the acquired business by other units and divisions of Buyer and other products and services offered by Buyer, with the parties acknowledging that assets, personnel and technology of the Company may be leveraged by Buyer from time to time.   To the extent such consulting or use of assets alters the covenants set forth above and such alteration materially reduces the revenue or materially increases the expenses credited for EBITDA, then Buyer and the Member Representative shall negotiate in good faith with respect to equitable adjustments to the thresholds set forth in Section 2.5(c).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member (jointly and severally) hereby represents and warrants to Buyer as follows (except as set forth in the Disclosure Schedule):

Section 3.1.    Authorization. Such Member has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which such Member is a party (“Member Transaction Documents”), and to perform such Member’s obligations hereunder and thereunder.
Section 3.2.    Binding Effect. This Agreement and each of the Member Transaction Documents, when executed and delivered by the parties thereto (assuming due execution and delivery by Buyer, if applicable), will constitute a valid and legally binding obligation of such Member, enforceable against such Member in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

Section 3.3.    Non-Contravention.
(a)    The execution, delivery and performance by such Member of this Agreement and of the Member Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of such Member under, or result in a loss of any benefit to which such Member is entitled under, any Contract to which such Member is a party, in each case, that, individually or in the aggregate, would have a material and adverse effect on such Member’s ability to execute, deliver or perform this Agreement or any Member Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
(b)    No Governmental Authorization, filing or notice is required to be obtained by such Member from, or to be given by such Member to, or made by such Member with, any Governmental Authority or securities exchange, as a result of the execution or delivery by such Member of, the performance by such Member of his/her/its obligations under, or the consummation of the transactions contemplated by, this Agreement or the Member Transaction Documents, in each case, that, individually or in the aggregate, would have a material and adverse effect on such Member’s ability to execute, deliver or perform this Agreement or any Member Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
Section 3.4.    Membership Interests. Such Member has good and valid title to the Membership Interests set forth opposite such Member’s name on Schedule 3.4, free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws.
Section 3.5.    Action and Claims. There are no civil, criminal or administrative actions, proceedings, suits, demands or claims filed by or before any Governmental Authority or arbitrator or mediator (“Actions”) pending or, to such Member’s knowledge, threatened against such Member that, individually or in the aggregate, would have a material and adverse effect on such Member’s ability to execute, deliver or perform this Agreement or any Member Transaction Document, or to timely consummate the transactions contemplated hereby or thereby. Such Member is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or arbitrator that, individually or in the aggregate, would have a material and adverse effect on such Member’s ability to execute, deliver or perform this Agreement or any Member Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows (except as set forth in the Disclosure Schedule):

Section 4.1.    Organization and Qualification. The Company is duly organized and is validly existing, under the Laws of its jurisdiction of organization, has all limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license, except for such failure to be so qualified, licensed or in good standing, or to have such power or authority, that would not, individually or in the aggregate, reasonably be material. The Company has delivered to Buyer complete and correct copies of all Organizational Documents of the Company, as amended to the date hereof, and such Organizational Documents are in full force and effect.
Section 4.2.    Corporate Authorization. The Company has full limited liability company power and authority to execute and deliver this Agreement and each of the Company Transaction Documents (the “Company Transaction Documents”), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each of the Company Transaction Documents has been duly and validly authorized by the Company.
Section 4.3.    Binding Effect. This Agreement and each of the Company Transaction Documents, when executed and delivered by the parties thereto (assuming due execution and delivery by Buyer), will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as limited by the Enforceability Exceptions.
Section 4.4.    Regulatory Approvals and Third Party Consents.
(a)    Except as set forth in Section 4.4(a) of the Disclosure Schedule (the “Regulatory Approvals”), no Governmental Authorization or filing is required to be obtained by the Company from, or to be given by the Company to, or made by the Company with, any Governmental Authority or securities exchange, as a result of the execution or delivery by the Company of, or performance by the Company of its obligations under this Agreement or the Company Transaction Documents.
(b)    Except as set forth in Section 4.4(b) of the Disclosure Schedule (the “Third Party Consents”), no consent, approval, waiver or authorization is required to be obtained by the Company from, or to be given by the Company to, or made by the Company with, any Person other than a Governmental Authority or securities exchange, as a result of the execution, delivery or performance by the Company of this Agreement and the Company Transaction Documents.
Section 4.5.    Non-Contravention. The execution, delivery and performance by the Company of this Agreement, and the execution, delivery and performance by the Company of the Company Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) violate any provision of the Organizational Documents of the Company, (b) assuming the receipt of all Regulatory Approvals and Third Party Consents, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Company under, or result in a loss of any benefit to which the Company is entitled under, any Contract to which the Company is a party, or (c) assuming the receipt of all Regulatory Approvals and Third Party Consents, violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which the Company is subject.
Section 4.6.    Capitalization.
(a)    The authorized equity securities of the Company are as set forth in Section 4.6 of the Disclosure Schedule. The Membership Interests constitute the only equity interests of the Company, and such equity interests have been duly authorized and are validly issued and fully paid, and are nonassessable.
(b)    There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Company is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of equity interests, of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no Contracts relating to the registration or voting of any equity securities or other securities of the Company to which the Company is a party.
(c)    All dividends or other distributions declared, made or paid by the Company prior to the date hereof have been declared, made or paid in accordance with such the Company’s Organizational Documents and all applicable Laws.
Section 4.7.    Subsidiaries. The Company has no Subsidiaries and does not hold an equity interest in any other entity.
Section 4.8.    Financial Statements.
(a)    Attached as Schedule 4.8 is a correct and complete copy of: (i) the audited balance sheet of the Company as of December 31, 2015 and December 31, 2014 and the related statements of income and retained earnings and cash flows for each of the fiscal years then ended (collectively, the “Year-End Financial Statements”) and (ii) the reviewed balance sheet of the Company as of September 30, 2016 (the “Most Recent Balance Sheet Date”) and the related statements of income and retained earnings and cash flow for the interim period then ended and the comparable prior year period (collectively, the “Most Recent Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”).
(b)    The Financial Statements fairly present in all material respects the financial condition, results of operations, and changes in cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except as otherwise disclosed therein and the Most Recent Financial Statements are subject to normal year-end adjustments that will not be material individually or in the aggregate and the absence of notes).  The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed therein.  The Financial Statements have been prepared from, and are in accordance with, the Company’s books and records in all material respects (except as may be disclosed therein).
(c)    The Company has established and maintains, adheres to and enforces a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of the Financial Statements in accordance with GAAP. Since January 1, 2013, the Company has not identified or been given written notice or, to the Knowledge of the Company, oral notice of any claim or allegation regarding any fraud that involves a member of the management of the Company who has responsibility for the preparation of the Financial Statements or the internal controls utilized by the Company.
(d)    The accounts receivable set forth on the balance sheet in the Most Recent Financial Statements, and all accounts receivable of the Company arising since the Most Recent Balance Sheet Date, represent bona fide claims in the ordinary course of business (subject to normal discounts, allowances and rebates in the ordinary course of business consistent with past practice).
Section 4.9.    No Undisclosed Liabilities. Except for liabilities: (a) specifically reflected or reserved for in any of the Financial Statements, (b) set forth in this Agreement or arising out of the matters set forth on the Disclosure Schedule, (c) incurred in the ordinary course of business since the Most Recent Balance Sheet Date, or (d) arising under the express terms of any Contract (other than liabilities resulting from a breach of any Contract), there are no liabilities of the Company that would be required to be reflected on a balance sheet of the Company that is prepared in accordance with GAAP.
Section 4.10.    Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date until the date of this Agreement, the Company has conducted its businesses in all material respects in the ordinary course of business consistent with past practice. Except as otherwise contemplated hereby, since the Most Recent Balance Sheet Date until the date of this Agreement there has not been or occurred:
(a)    a Material Adverse Effect;
(b)    any making, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any equity securities of the Company, or any purchase, redemption or other acquisition by the Company of its equity securities (other than any such dividend, distributions, purchases, redemptions, acquisitions or other similar transactions with respect to Tax distributions);
(c)    any split, combination, reclassification or recapitalization of equity securities of the Company;
(d)    any grant, issuance, sale, transfer or other disposition of any of equity securities of the Company, or any grant of any options, warrants, calls or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the equity securities of the Company;

(e)    any change by the Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by either Law or GAAP;
(f)    any material revaluation by the Company of its assets, excluding writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business consistent with past practice;
(g)    any change by the Company in its Tax elections or accounting methods, the Company entering into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of Taxes, the Company consenting to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes or the Company surrendering any right to claim a Tax refund;
(h)    any amendment of the Company’s Organizational Documents;
(i)    any damage, destruction or loss (whether or not covered by insurance) to the property of the Company in excess of $50,000, individually or in the aggregate;
(j)    any investment in, or any loan, advance or capital contribution to, any other Person;
(k)    any acquisition by merger or consolidation with, or purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person;
(l)    any single capital expenditure or entry into any Contract or commitment therefor in excess of $50,000;
(m)    entry into any Contract for the purchase or lease (as lessor or lessee) of real property;
(n)    any sale, lease (as lessor), transfer or other disposition of, license, mortgage or pledge, or imposition of any Lien (except Permitted Liens) on, any of its assets valued in excess of $100,000, in whole or in part, other than sales of personal property sold or otherwise disposed of in the ordinary course of business, except for any asset which was obsolete or which was not material to its business;
(o)    any creation, incurrence, assumption or agreement to create, incur, or assume or guarantee, any indebtedness for borrowed money other than money borrowed or advanced in the ordinary course of business or under existing lines of credit;
(p)    any creation of assumption of any Lien (except Permitted Liens) on any asset of the Company;
(q)    any material increase in, entry into, termination or adoption of any Benefit Plan, other than in the ordinary course of business consistent with past practices of the Company or as required by any such existing plan, by any employment agreement or by Law;

(r)    any material change in the compensation of employees of the Company, other than changes made in the ordinary course of business consistent with past practices of the Company or changes required by employment agreements or by any Law;
(s)    any delay in paying any payables or other liabilities of the Company when due or deferred expenses, in each case, outside the ordinary course of business;
(t)    any settlement of any Actions which involve payments of consideration in excess of $100,000; or
(u)    any acceleration, write off or discount of any material accounts receivable of the Company other than in the ordinary course of business.
Section 4.11.    Properties. The Company has good and valid title to, or a valid leasehold interest or license in, all of the properties and assets it purports to own, lease or license, whether real, personal, tangible or intangible, free and clear of all Liens (except Permitted Liens). All of the properties and assets owned, leased or licensed by the Company constitute all of the properties and assets reasonably necessary, and all such assets are reasonably sufficient, for Buyer to carry on the business of the Company as currently conducted. All material items of machinery, equipment, and other tangible assets of the Company are in operational condition, normal wear and tear excepted, have been regularly and properly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or construction, and are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used. For the avoidance of doubt, the representations and warranties in this Section do not pertain to any property, rights or assets that constitute Intellectual Property, which are separately set forth in Section 4.13.
Section 4.12.    Bank Accounts. Section 4.12 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.
Section 4.13.    Intellectual Property.
(a)    Section 4.13(a) of the Disclosure Schedule contains a list of all Patents, Marks, and Copyrights and all other United States and foreign registrations, issuances and applications relating to the Intellectual Property together with a list of all material unregistered Intellectual Property owned by the Company (the Intellectual Property set forth on Section 4.13(a) of the Disclosure Schedule, collectively, the “Company Intellectual Property”), including the applicable jurisdictions of issuance, all of which are, to the Company’s Knowledge, duly and validly subsisting. The Company owns all right, title and interest, in and to the Company Intellectual Property, free and clear of Liens other than Permitted Liens and licenses in the ordinary course of business and set forth on the Disclosure Schedule.

(b)    Section 4.13(b) of the Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements or permissions used in the conduct of the business of the Company under which Company is a licensee or otherwise is authorized to use any Intellectual Property other than the Company Intellectual Property, except for shrink-wrap licenses or other licenses for off-the-shelf software (in each case with a license fee not exceed $1,000) or Publicly Available Software (such Intellectual Property, “Licensed Intellectual Property”; such licenses, sublicenses, agreements or permissions, together with all amendments, modifications and supplements thereto, “IP Licenses”). The Company has delivered to Buyer true and complete copies of such IP Licenses. The Company is not in material breach of or in material default (whether with or without the giving of notice, passage of time or both) under any IP Licenses or in respect of any Licensed Intellectual Property, and, to the Knowledge of the Company, no counterparty to any IP License is in material breach or material default (whether with or without the giving of notice, passage of time or both) under or in respect of any such IP License or Licensed Intellectual Property. The Company does not license Intellectual Property to any other Person.
(c)    During the past three (3) years, no written claim has been brought or made against the Company: (i) alleging that their use of any Intellectual Property infringes on or misappropriates the Intellectual Property of, or otherwise violates the rights of, another Person, including any requirement that they take a license under or pay any consideration in respect of any Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of the Company Intellectual Property or the right to use or validity of any Licensed Intellectual Property; or (iii) opposing or attempting to cancel the Company’s rights in any Intellectual Property. No Action is pending, or to the Knowledge of the Company, threatened, against or involving the Company with respect to any Intellectual Property. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating the rights of the Company in the Company Intellectual Property or other Intellectual Property owned by the Company.
(d)    No current or former employee or contractor of the Company has any right to payment with respect to the Company’s use of any Intellectual Property. Each current or former employee or contractor of the Company that has contributed to the conception or development of any Intellectual Property used by the Company has executed an agreement assigning all rights in such Intellectual Property to the Company, which agrees is valid and binding against the Company and, to the Company’s Knowledge, the other party thereto, and has irrevocably waived in writing any non-assignable rights (including moral rights) that such Person may possess with respect to such Intellectual Property.
(e)    The Company has taken commercially reasonable measures to protect the confidentiality of their Intellectual Property and other proprietary information, the value of which is contingent upon maintaining the confidentiality thereof, and of third party confidential information provided to the Company under an obligation of confidentiality.
(f)    The Company currently holds all required licenses to use any third party software and is in compliance in all material respects with the requirements thereof, and such licenses will remain in full force and effect in accordance with their terms immediately following the Closing. The Company has not used, modified or distributed any Publicly Available Software in a manner that requires that such software (or software incorporated into, derived from or distributed with such Publicly Available Software) be: (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge. The Company is in possession of both the executable object code versions and source code for all software they purport to own, and such software materially conforms to, and materially functions in accordance with applicable operating manuals, user manuals, training materials, formal specifications, and formal compatibility and configuration instructions relating to such software.
(g)    Except as set forth in Section 4.13(g) of the Disclosure Schedule, and except for implied licenses granted to customers in the ordinary course of business in connection with the sale of products, the Company has not granted to any third party any license rights in respect of any Intellectual Property.
(h)    The Company Intellectual Property, together with the other Intellectual Property owned by the Company and the Licensed Intellectual Property, includes all of the material Intellectual Property used in the operation of the businesses of the Company as currently conducted. The Company is not infringing upon, misappropriating or otherwise violating the Intellectual Property of any other Person.
(i)    The Company’s data, privacy and security practices materially conform to all of the Privacy Commitments, privacy Laws and Contracts to which the Company is a party. The Company has at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the processing of personal data as conducted by or for the Company and (ii) materially abided by any privacy choices (including opt-out preferences) of end users relating to personal data (such obligations along with those contained in the Company’s privacy policies, collectively, “Privacy Commitments”). The of (a) the execution, delivery and performance of this Agreement, (b) the use by Buyer of any of the Company’s databases or data or other information relating to the Business’ customers in the same manner in which they are currently used by the Company will cause, constitute, or result in a breach or violation of any privacy Laws or Privacy Commitments, any Contracts to which the Company is a party or standard terms of service entered into by users of the Company’s websites.
(j)    The Members have established and maintains appropriate technical, physical and organizational measures and security systems and technologies that are in material compliance with privacy Laws and Privacy Commitments that are designed to protect its data against accidental or unlawful processing in a manner appropriate to the risks represented by the processing of such data by the Company and its data processors. To the Knowledge of the Company, no breach, security incident or violation of any data security policy in relation to the Company’s data has occurred or is threatened, and there has been no unauthorized or illegal processing of any such data. To the Knowledge of the Company, no circumstance has arisen in which: (i) privacy Laws would require the Company to notify a Governmental Authority of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under privacy Laws would recommend the Company to notify a Governmental Authority of a data security breach.

Section 4.14.    Employee Benefits.
(a)    Section 4.14(a) of the Disclosure Schedule sets forth a complete and accurate list of:  (i) all employee benefit plans, programs and arrangements, including all profit-sharing, bonus, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, retention and salary continuation, plans, programs and arrangements, in any case, established, maintained, sponsored or contributed to by the Company for the benefit of any Employees (the “Benefit Plans”) in each case in effect on the date hereof and (ii) each employment or severance agreement addressed to or covering any Employee.
(b)    The Company has made available to Buyer the following documents with respect to each Benefit Plan, as applicable:  (i) the governing plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group contracts and insurance policies, (ii) a written summary of the material terms of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto, (iv) the most recent determination or opinion letter, (v) the three most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto), (vi) all material notices, letters or other correspondence to or from any Governmental Authority or agency thereof within the last three (3) years, including any filings or applications to any Governmental Authority pursuant to any amnesty or correction program; and (vii) all non-discrimination tests for the most recent three (3) plan years.
(c)    Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. All contributions, reserves or premium payments (including all employer contributions and employee salary reduction contributions) that are due as of the date hereof have been made to or paid on behalf of each Benefit Plan.
(d)    As of the date hereof, there are no Actions pending, or to the Company’s Knowledge, threatened in writing, with respect to any Benefit Plan or Employment Agreement (other than routine claims for benefits in the ordinary course of business). No Benefit Plan is under an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company to a material penalty under Section 502 of ERISA or to material Tax or penalty under Section 4975 of the Code.
(e)    Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, or contributed to any Benefit Plan that is: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS issued to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Company’s Knowledge nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable.
(g)    None of the Benefit Plans provide for or promise retiree medical or life insurance benefits to any current or former Employee, officer, or director of the Company, other than group health plan continuation coverage as required under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or similar state Law, and for which the covered individual pays the full cost of coverage.
(h)    Except as set forth on Section 4.14(h) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Benefit Plan, (iii) trigger any obligation to fund any Benefit Plan, or (iv) result in any payment or benefit that would constitute a “parachute payment” within the meaning of Section 280G of the Code.
(i)    Each Benefit Plan that is subject to Section 409A of the Code has been maintained and operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and to the Company’s Knowledge no amounts deferred under any such plan is, or upon vesting will be, subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any ERISA Affiliate has any indemnity or gross-up obligation to any Person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.
Section 4.15.    Employment Matters.
(a)    Section 4.15(a) of the Disclosure Schedule contains a list of all Employees as of the date hereof and sets forth for each such individual the following as of the date hereof:  (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of any material fringe benefits provided to each such individual.
(b)    Section 4.15(b) of the Disclosure Schedule lists:  (i) each employment agreement to which the Company is a party that cannot be terminated by the Company without any obligation to pay severance or provide advance notice (each, an “Employment Agreement”) and (ii) all other agreements that entitle any employee to compensation, severance, or other consideration as a result of the acquisition by any Person of control of the Company.

(c)    The Company is not a party to or bound by a collective bargaining agreement with respect to the Employees and the Employees have not made any proposals to the Company regarding the terms of any collective bargaining agreement.
(d)    There is no unfair labor practice charge or complaint against the Company pending, or to the Company’s Knowledge, threatened in writing before the applicable Governmental Authority.
(e)    There are no strikes, lockouts, slowdowns or work stoppages pending or, to the Company’s Knowledge, threatened with respect to the Employees. To the Company’s Knowledge, there are no union organization efforts with respect to the Employees or attempts by any union to represent Employees as a collective bargaining agent.
(f)    There are no material claims, disputes, grievances, or controversies pending or, to the Company’s Knowledge, threatened involving any Employee or group of Employees. Except as set forth on Section 4.15 of the Disclosure Schedule, to the Company’s Knowledge, there are no written threats, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against the Company pertaining to any employee.
(g)    During the past five (5) years, the Company has not effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law) affecting the Leased Real Property or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state or local Law) affecting the Leased Real Property.
(h)    The Company is in compliance in all material respects with Laws regarding employment and employment practices, including all applicable Laws relating to wages, hours, paid sick leave, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.
Section 4.16.    Material Contracts.
(a)    Section 4.16 of the Disclosure Schedules sets forth a list of the following Contracts to which the Company is a party as of the date hereof, excluding any Benefit Plans and Employment Agreements (the “Material Contracts”):
(i)    any Contract involving the obligation of the Company to purchase more than $200,000 annually in products, materials, supplies, goods, equipment, other assets or services;

(ii)    any Contract involving the obligation of the Company to sell products or services pursuant to which the aggregate payments to become due to the Company exceed $200,000 annually, other than in the ordinary course of business;
(iii)    any Contract with distributors;
(iv)    any Contract that requires the Company to purchase their total requirements of any product or service from a third party;
(v)    any Contract providing for the Company to be the exclusive provider of any product or service to any Person;
(vi)    any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any agreements which contain a “most favored nation” provision;
(vii)    any Contract with a third party that prohibits the Company from engaging in competition or that otherwise restricts or limits the Company from conducting its business in substantially the same manner as currently conducted or as has been historically conducted in the ordinary course of business;
(viii)    any Contract for Funded Indebtedness, including any guarantees thereof;
(ix)    any mortgage, pledge or security agreement or similar arrangement constituting a Lien (except Permitted Liens) upon the assets or properties of the Company;
(x)    any Contract with respect to any partnership or joint venture;
(xi)    any Contract (other than purchase orders, the Company’s Organization Documents and standard confidentiality agreements (the form of which has been provided to Buyer)) between the Company, on the one hand, and any equity holder or officer or manager thereof, on the other hand;
(xii)    any lease or similar agreement under which: (i) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any third party for an annual rent in excess of $50,000 or (ii) the Company is the lessor of, or makes available for use by any third party, any tangible personal property owned by it;
(xiii)    any Contract under which the Company has advanced or loaned any other Person any amounts other than advances to employees for business expenses in the ordinary course of business;
(xiv)    any Contract the primary purpose of which is to require the Company to indemnify or hold harmless any Person;
(xv)    any Contract with any Governmental Authority;

(xvi)    any Contract involving the settlement of any Action which will involve payments of consideration in excess of $100,000;
(xvii)    any Lease; and
(xviii)    any Contract appointing any agent to act on behalf of the Company or any power of attorney.
(b)    All Material Contracts are in full force and effect against the Company and, to the Company’s Knowledge, each other party thereto, in each case in accordance with the express terms thereof, except as limited by the Enforceability Exceptions. There does not exist under any Material Contract any material violation, breach or event of default, or alleged violation, breach or event of default on the part of the Company or, to the Knowledge of the Company, the other parties thereto. Neither the Company nor, any party to any Material Contract has repudiated any provision of any such Material Contract. The Company has not received written notice or, to the Knowledge of the Company, oral notice that any party to a Material Contract intends to cancel or terminate such Material Contract. The Company has delivered to Buyer a correct and complete copy or in the case of oral Contracts, a summary of each Material Contract, including any amendments, modifications or supplements thereto.
Section 4.17.    Real Property.
(a)    The Company does not own any real property.
(b)    Section 4.17(b) of the Disclosure Schedule sets forth a correct and complete list of all real property that is leased and occupied by the Company (the “Leased Real Property”). The Company has delivered to Buyer correct and complete copies of each of the leases pursuant to which the Company leases the Leased Real Property (the “Leases”).
(c)    Except for the Leases, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy the Leased Real Property, or any portion thereof.
(d)    The occupancy, use and operation of the Leased Real Property comply in all material respects with all applicable Law and Governmental Authorizations. No Person other than the Company occupies or is in possession of any portion of the Leased Real Property
(e)    There are no pending or, to the Company’s Knowledge, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.
(f)    The improvements constructed on the Leased Real Property, including, without limitation, all leasehold improvements, owned or leased by the Company at the Leased Real Property, are: (i) in satisfactory operating condition, subject to ordinary wear and tear, (ii)

sufficient for the operation of the business of the Company in substantially the same manner as currently conducted and (iii) in material conformity with Law.
(g)    No written notice or, to the Knowledge of the Company, oral notice of default or termination by the Company under any Lease is outstanding or, to the Knowledge of the Company, threatened. During the past three (3) years, the Company has not received any written notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law relating to the Leased Real Property. During the past three (3) years, the Company has not received any written notice of, and, to the Company’s Knowledge, there is no, pending, threatened or contemplated condemnation proceeding affecting any Leased Real Property or of any sale or other disposition of any of the Leased Real Property in lieu of condemnation.
(h)    The Company has the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the applicable Lease thereof to the extent provided in each such Lease.
Section 4.18.    Taxes.
(a)    The Company has timely and duly filed all Tax Returns in connection with any federal, state or local Tax required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company that have become due and payable for all periods covered by such Tax Returns (whether or not shown on such Tax Returns) have been fully and timely paid, except for such Taxes, if any, as are being contested in good faith and which are shown as a liability on the Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    The Company has delivered or made available to Buyer copies of all Tax Returns filed for the Company for taxable periods ending after January 1, 2012.
(c)    The Company has not received a written notice from any Governmental Authority in a jurisdiction where the Company did not file Tax Returns making a claim that the Company is or may be subject to taxation by that jurisdiction (including federal, state, local or foreign jurisdictions).
(d)    The Company has withheld from its employees, independent contractors, creditors, members and third parties and timely paid the withholdings to the appropriate Governmental Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all respects with all Tax information reporting provisions of all applicable Laws. The Company is not, nor has it received any written notice or, to the Knowledge of the Company, oral notice that it is in violation (or with notice that it will be in violation) of any applicable Law relating to the withholding of Taxes and payment of such withholdings to the appropriate Governmental Authority.
(e)     (i) No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from the Company, (ii) the Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from the Company, (iii) to the Company’s Knowledge, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a Governmental Authority with any employee or representative of the Company, and (iv) all deficiencies for Taxes asserted or assessed against the Company by a Governmental Authority have been fully and timely paid, or otherwise settled with the relevant Governmental Authority, or are properly reflected in the Financial Statements.
(f)    There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by the Company for any taxable period and no written or other request for any such waiver or extension is currently pending.
(g)    The Company has: (i) not been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return and (ii) no liability for unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Tax sharing agreement, Tax indemnification agreement, Tax distribution agreement, or other similar arrangement, other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes, pursuant to Law or otherwise.
(h)    The unpaid Taxes of the Company did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Most Recent Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.
(i)    There are no Liens for Taxes upon the assets of the Company, except for statutory Liens for current Taxes not yet due and payable. To Company’s Knowledge, there exists no pending claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets of the Company.
(j)    None of the assets of the Company (i) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is tax-exempt bond financed property under Section 168(g)(5) of the Code, (iii) is tax-exempt use property within the meaning of Section 470(c)(2) or Section 168(h) of the Code, (iv) is subject to a motor vehicle operating lease under Section 7701(h) of the Code or any predecessor provision, or (v) is treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.
(k)    The Company is not, nor ever has been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(l)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) election by the Company under Section 108(i) of the Code made prior to the Closing.
(m)    There are no outstanding rulings of, or requests for rulings by, any Governmental Authority addressed to the Company that are, or if issued would be, binding on the Company or any of its members for any full or partial Tax period beginning on or after the Closing Date.
(n)    For purposes of the Code, the Company is and has been classified as a partnership as described in Treasury Regulations Section 301.7701-3(b)(1)(i) during all periods prior to and including the Closing Date. The Company is not a party to or partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.
(o)    Each Member is a United States person within the meaning of Section 7701(a)(30) of the Code.
(p)    The Company is not a partnership described in Treasury Regulations Section 1.1445-11T(d)(1).
Section 4.19.    Insurance. The Company has made available to Buyer all of the insurance policies or binders for which the Company is a policyholder (“Insurance Policies”). All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid. No material default exists with respect to the obligations of the Company under any such Insurance Policies. Since December 31, 2013, the Company has not received any written notice of cancellation, material change in premium or denial of renewal in respect of any of the Insurance Policies. This Section 4.19 shall not apply to any Benefit Plans or other employee benefit arrangements. There are no claims by the Company pending under any Insurance Policies where coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies.
Section 4.20.    Compliance with Law.
(a)    The Company is currently in, and during the past three (3) years has been in, material compliance with applicable Law. The Company has delivered to Buyer complete and correct copies of all written notices received by the Company alleging any violation under any applicable Law that the Company has received since January 1, 2013.
(b)    The Company is in possession of, and in compliance in all material respects with, all Governmental Authorizations necessary for it to own, lease and operate its properties and to carry on the businesses of the Company as currently conducted. Section 4.20 of the Disclosure Schedule lists all material Governmental Authorizations held by the Company. All required filings with respect to the material Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed. Since January 1, 2013, the Company has not received written notice from any Governmental Authority revoking, cancelling, suspending or adversely modifying or threatening to revoke, cancel, suspend or adversely modify any Governmental Authorization or alleging that the Company is in material violation of any such Governmental Authorization.
Section 4.21.    Actions. There are no Actions pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its properties or assets or any of the managers,

officers or employees of the Company in their capacity as such. There are no Actions pending or, to the Company’s Knowledge, threatened in writing against the Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to execute, deliver or perform this Agreement or any Company Transaction Document, or to timely consummate the transactions contemplated hereby or thereby. The Company is not subject to any order, writ, judgment, settlement, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator.
Section 4.22.    Environmental Compliance.
(a)    (i) the Company possesses all material Governmental Authorizations required by applicable Laws relating to pollution or protection of the environment (“Environmental Laws”), and (ii) the Company is, and during the past six (6) years has been, in compliance in all material respects with all terms and conditions of such Governmental Authorizations and all Environmental Laws.
(b)    The Company has not received any written notice regarding any actual or alleged material violation by the Company of Environmental Laws, or any investigatory, remedial or corrective obligations of the Company under Environmental Laws, relating to any of the Leased Real Property arising under Environmental Laws that is pending and unresolved.
(c)    There are no pending or, to the Company’s Knowledge, threatened orders, writs, judgments, awards, injunctions or decrees of any Governmental Authority or Actions involving environmental matters or Environmental Laws against the Company.
(d)    The Company has not assumed, undertaken, or provided an indemnity with respect to any material or potentially material liability of any other Person under Environmental Laws.
Section 4.23.    Related Party Transactions. Except: (a) for this Agreement and the Transaction Documents and the transactions contemplated hereby or thereby, (b) as set forth on Section 4.23 of the Disclosure Schedule and (c) for any employment agreements or other compensation arrangements set forth on the Disclosure Schedule, the Company’s Organizational Documents and standard confidentiality agreements (the form of which has been provided to Buyer), no Member or Affiliate thereof is (i) a party to any Contract or other business arrangement with the Company, (ii) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, shareholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, landlord, tenant, creditor or debtor of the Company and (iii) owns or has any interest (other than the Member’s ownership interest in the Company) in any property (real or personal, tangible or intangible) that the Company uses in the conduct of its business.
Section 4.24.    Suppliers and Customers.
(a)    Section 4.24(a) of the Disclosure Schedule sets forth a list of the ten (10) largest credit card issuers who are, directly or indirectly, customers (“Material Customers”) of the

Company (provided, that “customers” shall include third parties on whose behalf Company markets personal finance or credit card products, even if such third parties pay Company for such marketing services via third party payment processors or platforms), as measured by the dollar amount of revenues recognized by the Company, in the aggregate, during each of the twelve (12) month period ended December 31, 2015 and the period beginning on January 1, 2016 and ending on October 31, 2016 showing the amount of revenues recognized by the Company (as applicable) from such customer during each such period. To the Knowledge of the Company, there are no bankruptcies filed by, on behalf of, or against any Material Customer. To the Knowledge of the Company, no Material Customer intends to terminate, cancel or materially and adversely change any Contract with the Company or its use of goods or services of the Company to the detriment thereof in the future.
(b)    Section 4.24(b) of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers (“Material Suppliers”) of the Company, as measured by the dollar volume of purchases from such suppliers by the Company, in the aggregate, during each of the twelve (12) month period ended December 31, 2015 and the period beginning on January 1, 2016 and ending on October 31, 2016 showing the amount of payments made by the Company to each such supplier during each such period. To the Knowledge of the Company, there are no bankruptcies filed by, on behalf of, or against any Material Supplier. To the Knowledge of the Company, no Material Supplier intends to terminate, cancel or materially and adversely change the terms of any Contract with the Company, or its provision of goods or services to the Company to the detriment thereof in the future.
Section 4.25.    Brokers’ Fees. Except for fees payable to Vista (which will be borne by the Members), there is no fee or commission payable by the Company to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company in connection with the transactions contemplated hereby.
Section 4.26.    Anti-Corruption Matters. Neither the Company nor any of its officers, directors or employees in their capacities as such has offered, authorized, made, paid or received (whether previously or agreed to do so in the future), directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of any Anti-Corruption and Anti-Bribery Law. Neither the Company nor any of its officers, directors or employees in their capacities as such has, directly or indirectly, committed any violation of any Anti-Corruption and Anti-Bribery Law.
Section 4.27.    Hart-Scott-Rodino. As determined in accordance with the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, Mettler is the Company’s ultimate parent entity.  The Company, Mettler, and Mettler’s spouse and minor children: (a) do not hold assets having an aggregate value in excess of $15,600,000, (b) did not have aggregate net sales in or into the United States in excess of $156,300,000 in the Company’s most recent fiscal year, and (c) did not derive any revenues from manufacturing in the most recent fiscal year.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Members and the Company as follows:

Section 5.1.    Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document to which Buyer is a party (“Buyer Transaction Documents”), or to timely consummate the transactions contemplated hereby or thereby.
Section 5.2.    Corporate Authorization. Buyer has full limited liability company power and authority to execute and deliver this Agreement and each of the Buyer Transaction Documents, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Buyer Transaction Documents have been duly and validly authorized by Buyer and no additional limited liability company consent by Buyer is required in connection therewith.
Section 5.3.    Binding Effect. This Agreement and each of the Buyer Transaction Documents, when executed and delivered by the parties thereto (assuming due execution and delivery by the other parties hereto other than Parent), constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer, as applicable, in accordance with their respective terms, except as limited by the Enforceability Exceptions.
Section 5.4.    Regulatory Approvals and Third Party Consents.
(a)    No Governmental Authorization or filing is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Governmental Authority or securities exchange, as a result of the execution, delivery or performance by Buyer of its obligations under this Agreement or under the Buyer Transaction Documents, except for such Governmental Authorization or filings that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this Agreement or any Buyer Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
(b)    No consent, approval, waiver or authorization is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Person other than a Governmental Authority or securities exchange, as a result of the execution, delivery or performance by Buyer of this Agreement and the Buyer Transaction Documents, except for such consents, approvals, waivers or authorizations of which the failure to obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect Buyer’s ability to execute, deliver or perform this

Agreement or any Buyer Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
Section 5.5.    Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Buyer Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate any provision of the Organizational Documents of Buyer, (b) materially conflict with, or result in the material breach of, or constitute a material default under, or result in the termination, cancellation, material modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Buyer under, or result in a loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or result in the creation of any Lien (except Permitted Liens) upon any of its assets or (c) materially violate or result in a material breach of or constitute a material default under any Law or Governmental Authorization to which Buyer or its Affiliates are subject.
Section 5.6.    Actions. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Buyer Transaction Document, or to timely consummate the transactions contemplated hereby or thereby. Buyer is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would have a material adverse effect on Buyer’s ability to execute, deliver or perform this Agreement or any Buyer Transaction Document, or to timely consummate the transactions contemplated hereby or thereby.
Section 5.7.    Financial Capability. Buyer has sufficient funds and adequate financial resources to satisfy its monetary and other obligations (including to consummate the purchase and sale of the Membership Interests) under this Agreement.
Section 5.8.    Investment Representations.
(a)    Buyer is acquiring the Membership Interests solely for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any Law (including the Securities Act of 1933 (the “Securities Act”)), and Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
(b)    Buyer acknowledges the Membership Interests are not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.
(c)    There are no existing Contracts pursuant to which Buyer will divest or otherwise dispose of the Membership Interests or the assets of or equity in, or by any other manner, the Company.

Section 5.9.    No Other Representations.
(a)    Buyer is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer acknowledges and agrees that it is relying exclusively on the representations set forth in Articles 3 and 4 and its own examination and investigation of the Company and that it is not relying on any other statements or documents.
(b)    Without limiting the generality of the foregoing, Buyer acknowledges that: (i) neither the Company nor any Member makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the Business or the future business and operations of the Company or the Business or (B) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement, and (ii) Buyer has not relied and will not rely upon any of the information described in subclauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the transactions contemplated hereby or any other information, representation or warranty except those representations or warranties set forth in Articles 3 and 4 hereof in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.
Section 5.10.    Brokers’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or its Affiliates in connection with the transactions contemplated hereby.
Section 5.11.    Solvency. Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), Buyer shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), Buyer shall have adequate capital to carry on its business.
ARTICLE 6
COVENANTS

Section 6.1.    Public Disclosure; Confidentiality.
(a)    Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer determines; provided, that the content of such announcements shall be subject to the prior approval of the Member Representative, which consent shall not be unreasonably delayed, withheld or postponed; provided, further, that if the Member Representative fails to timely respond to Buyer's request for such approval, then Buyer may proceed with issuing any such announcement, press release or similar publicity to the extent Buyer in good faith believes that such issuance is required by applicable Law. Except with the prior written consent of Buyer or the Member Representative, as applicable, or as permitted by this Agreement, none of the parties hereto or any of their respective Affiliates or Representatives shall disclose to any Person: (i) the fact that any confidential information of the Company has been disclosed to Buyer or its Representatives, that any confidential information of Buyer has been disclosed to the Members or the Member Representative or (ii) any information about the transactions contemplated hereby, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions contemplated hereby or the related documents (including this Agreement).
(b)    The Parties acknowledge and agree that the Mutual Non-Disclosure Agreement, dated February 4, 2014, between the Company and the Company is hereby terminated and shall be of no further force or effect.
Section 6.2.    Non-Competition. Mettler agrees as follows:
(a)    During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Competition Period”), Mettler shall not, and shall cause each of his controlled Affiliates not to, directly or indirectly, (i) acquire, own, manage, operate, join, control, participate in the ownership, management, operation or control of or engage in, consult with or perform services for, lend money or capital to, invest capital in, or be connected in any manner with, including, without limitation, as a partner or through stock ownership in, any business or Person (other that the Company, or Buyer, Parent or any Affiliate of Buyer or Parent) that engages anywhere in the United States of America (the “Restricted Territory”) in the Business or (ii) become employed by or otherwise render personal services to any Person in the Business; provided, however, that Mettler and his controlled Affiliates shall not be prohibited from (A) owning up to five percent (5%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Member or Affiliate, as applicable, has no active participation in connection with the business of such corporation and (B) passive ownership of SnapCap, as such business is conducted as of the date hereof.
(b)    During the Non-Competition Period, Mettler shall not, and shall cause each of his controlled Affiliates not to, directly or indirectly, solicit, offer employment to or hire any individual that is an employee of the Company or otherwise induce or attempt to induce (whether for their own account or for the account of any other Person) any individual that is an employee of the Company to leave the employ of the Company; provided, however, that nothing in this Section 6.2(b) shall prohibit any such party from: (i) using general solicitations (including through search firms) not targeted at employees of the Company, or employing any person who responds to such solicitation; (ii) hiring, employing or discussing employment with any person who contacts such party independently without any solicitations by such party, or (iii) soliciting any person who has left the employment of the Company at least twelve (12) months prior to such party soliciting such person.

(c)    During the Non-Competition Period, Mettler shall not, and shall cause each of his controlled Affiliates not to, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.
(d)    The obligations contained in this Section 6.2 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. If any of such separate covenants (or any part thereof) is deemed invalid or unenforceable, Buyer and the Members agree that such invalid or unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If any of the provisions of this Section 6.2 are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, Buyer and the Members agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.
Section 6.3.    Release.
(a)    Buyer agrees that, effective as of the Closing Date, the Company shall be deemed to have released and discharged each Member (whether in such Person’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company and such Person from the beginning of time through the Closing Date (collectively, the “Company Released Claims”), it being understood, however, that such release shall not operate to release such Person from any of the terms, conditions or other provisions or obligations under this Agreement or the Transaction Documents.
(b)    Each Member, on behalf of itself and its Affiliates, hereby releases and discharges, effective as of the Closing Date, the Company from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, which each Member and such Affiliate ever had, now has or may have relating to, arising out of or in any way connected with the dealings of the Company and such Member or Affiliate or any circumstance, agreement, action, omission, event or matter occurring or existing between them, in each case, prior to the Closing Date (collectively, the “Member Released Claims” and together with the Company Released Claims, the “Released Claims”); provided, however, that the Member Released Claims shall not include (i) any of the terms, conditions or other provisions or obligations under this Agreement or the Transaction Documents, (ii) rights to any accrued but unpaid compensation owed by the Company to the Members as of the Closing to the extent included in Closing Working Capital, (iii) rights to any accrued but unpaid business expenses of the Members to the extent that such expenses are reimbursable under the Company’s existing company policies to the extent included in Closing Working Capital, or (iv) rights under any benefit plan maintained, contributed to or sponsored by the Company as of the Closing.
(c)    Each party acknowledges that the Laws of many states provide substantially the following:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE

TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Each party acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each party agrees that, effective as of the Closing Date, each party shall be deemed to waive any such provision.
(d)    Each party further agrees that no party shall, nor permit any Affiliate thereof to: (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist, or cooperate in any such proceeding or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.
Section 6.4.    Access to Records after Closing. For a period of seven (7) years after the Closing Date, each Member and its Representatives shall have reasonable access to all of the books and records of the Company, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of the Company prior to the Closing Date, including the preparation of the Member’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of Actions, and any other reasonable need of the Member to consult such books and records. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer or the Company, or any of their respective Affiliates, shall desire to dispose of any of such books or records prior to the expiration of such seven (7)-year period, Buyer shall, prior to such disposition, give the Members a reasonable opportunity to segregate and remove such books and records as the Members may select.
Section 6.5.    Tax Matters.
(a)    Buyer and Members agree to treat the purchase and sale of the Membership Interests in accordance with Rev. Rul. 99-6, Situation 2 as follows: (i) as to Buyer, as the purchase by Buyer of “all of” the assets of the Company from Members, and (ii) as to Members, as the sale by Members of the Membership Interests. For purposes of Sections 743(b), 755 and 1060 of the Code and the Treasury Regulations promulgated pursuant thereto, the Purchase Price shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder among the assets of the Company (or groups of such assets) for all purposes (including all Tax and financial accounting purposes) in accordance with their respective fair market values and in that connection Buyer and Members further agree that (x) as soon as reasonably practicable but at all events within one hundred and twenty (120) days following the Closing, Buyer shall in good faith determine and prepare a draft of IRS Form 8594 setting forth the allocation of the Purchase Price, as determined under relevant U.S. federal income tax principles among the assets of the Company, and (y) the Member Representative shall review such Form 8594 and provide any proposed revisions to Buyer within fifteen (15) days after receipt thereof, and Buyer and the Member Representative shall endeavor in good faith to resolve any disputes with respect thereto. Except as Buyer and the Member Representative may otherwise agree or as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax Law, the parties (A) will, and will cause each of their respective Affiliates to, prepare and file all Tax Returns (including IRS Form 8308) in a manner consistent with the immediately preceding sentence, and (B) will not, and will cause each of their respective Affiliates not to, take any position inconsistent with the immediately preceding sentence, unless required by a applicable Law (including the resolution of a Tax audit). In the event that the Purchase Price allocation reflected in accordance with this Section 6.5(a) is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other parties in writing, and the parties agree to use their respective commercially reasonable efforts to defend the Purchase Price allocation in any audit or similar Tax proceeding. Notwithstanding anything to the contrary in this Section 6.5(a), in the event Buyer and the Member Representative fail to reach an agreement regarding the preparation of the IRS Form 8594, then Buyer and the Member Representative each shall make its own determination as to its purchase price allocation, and Buyer and the Membership Representative shall each file an IRS Form 8594 reflecting such determination.
(b)    At the sole expense of the Members, the Member Representative shall cause to be prepared and filed all Tax Returns required to be filed by the Company for taxable periods ending prior to or on the Closing Date which are to be filed after the Closing Date, which includes for the avoidance of doubt the final partnership Tax Return of the Company with respect to the period ending on the Closing Date (the “Member Returns”). Each such Member Return shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by Law, and in accordance with the provisions of this Agreement; and the Member Representative shall timely pay any Taxes reflected as due and payable on all such Tax Returns to the extent that such Taxes are not reflected as a liability in the calculation of Closing Working Capital, as finally determined. The Member Representative shall deliver to Buyer, for Buyer’s review and comment, each such Member Return at least thirty (30) days prior to its due date (or if such Member Return is due in fewer than forty-five (45) days after the Closing Date, then as soon after the Closing Date as is reasonably practicable). Buyer shall provide written comments on each such Member Return within fifteen (15) days of receipt of such Member Return. The Member Representative shall consider in good faith any written comments made with respect to any Member Returns that are Pass-Through Tax Returns, but the Member Representative is not obligated to accept or incorporate any such written comments. Only with respect to Member Returns other than Pass-Through Tax Returns, if Buyer notifies Member Representative of any disagreement with such Member Return, then the parties shall attempt to resolve such disagreement through good-faith negotiation and if, within the ensuing fifteen (15) days, the parties are unable to resolve their disagreement, then they shall submit such disagreement to the Accounting Expert for resolution in accordance with the procedures of Section 2.3(d), mutatis mutandis. In no event shall the provision of comments by Buyer prevent the Member Representative from timely filing any such Member Return and, in the event that the Accounting Expert has not yet resolved any such disagreement prior to the deadline for filing such Member Return (including any extensions), Member Representative shall be entitled to file such Member Return (with Buyer’s cooperation) as prepared by Member Representative.
(c)    Buyer shall cause the Company, at the Company’s sole expense, to cause to be prepared and filed all Tax Returns, other than the Member Returns, for a Pre-Closing Tax Period (including a Straddle Period) which are to be filed by the Company after the Closing Date (the “Buyer Returns”). Each such Buyer Return shall be prepared in a manner consistent with the Company’s past practice except as otherwise required by Law, and in accordance with the provisions of this Agreement; and the Company shall timely pay any Taxes reflected as due and payable on all such Tax Returns and the Member Representative shall timely pay any Pre-Closing Taxes reflected as due and payable on all such Tax Returns to the extent that such Pre-Closing Taxes are not reflected as a liability in the calculation of Closing Working Capital, as finally determined.
(d)    None of Buyer, the Company, or any Affiliate of Buyer (including, after the Closing, the Company) shall amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period without the prior written consent of the Member Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(e)    Any credits or refunds of Pre-Closing Taxes (to the extent that such credits or refunds are not reflected as an asset in the calculation of Closing Working Capital, as finally determined) shall belong to the Members and be paid to the Member Representative upon actual receipt of such refund in cash or application of such credit actually to reduce other Taxes due and owing by Buyer, the Company or any of their Affiliates. If requested by the Member Representative, Buyer shall, and shall cause the Company to, reasonably cooperate with the Member Representative in filing any Tax Return necessary to claim such Tax refunds (including filing amended Tax Returns) by providing relevant information. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Any contrary provision of this Section 6.5(e) notwithstanding, the amount of any refund or credit which is required to be paid to the Member Representative (i) shall be reduced by the amount of any Taxes on such refund or credit and any out-of-pocket expenses that Buyer, the Company or any of their respective Affiliates incur (or will incur) with respect to such refund or credit, and (ii) shall not include any refund or credit (which shall be for the benefit of Buyer, the Company or their respective Affiliates) that (A) results from the carryback of any net operating loss, capital loss or other Tax attribute incurred in any Tax period (or portion of any Straddle Period) beginning after the Closing Date or (B) is included in the computation of Closing Working Capital.
(f)    After the Closing Date, Buyer, the Company and the Member Representative, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to a Pre-Closing Tax Period (“Tax Contest”) for which Buyer may be entitled to indemnity from the Members under this Agreement. After the Closing Date, Buyer shall have the exclusive right to represent the interests of the Company in any and all Tax Contests; provided, however, that, to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Members pursuant to this Agreement, (i) Buyer shall keep the Member Representative reasonably informed and consult in good faith with the Member Representative and its Tax advisors with respect to any issue relating to such Tax Contest (and the Member Representative and its Tax counsel or Tax adviser, at the Members’ expense, will be permitted to attend meetings with taxing authorities) and (ii) Buyer shall timely provide the Member Representative with copies of all correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep the Member Representative and its Tax advisors advised of significant developments in such Tax Contest and of significant communications involving representatives of the taxing authorities. Buyer shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a Pre-Closing Tax liability of the Company or liability of the Members for indemnification unless the Member Representative consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 6.5(f), the Member Representative shall, at the Members’ expense, control any claim, audit, investigation, examination, or other proceeding or self-assessments relating to a Pass-Through Tax Return of the Company, provided that Buyer shall have the right to participate at its own expense in any such action and the Member Representative shall not settle, compromise or resolve such action without Buyer’s prior written consent to the extent such settlement could increase the Taxes of the Company, Buyer or any Affiliate in a taxable period after the Closing Date.  The provisions of this Section 6.5 shall control over any contrary provisions of Section 7.6.
(g)    The parties shall cooperate (and cause their respective Affiliates to cooperate) fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.5 and any Tax audit, litigation or other proceeding with respect to Taxes and payments in respect thereof. Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information which are reasonably relevant to any such Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each of the parties shall furnish the other parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Taxes for which any other party may have an indemnification obligation under this Agreement. Buyer and the Member Representative agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Sections 6043 and 6043A of the Code and all Treasury Regulations promulgated thereunder.
(h)    All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest) incurred in connection with consummation of the transactions contemplated under this Agreement (“Transfer Taxes”) shall be borne 50% by the Members, on the one hand, and 50% by Buyer, on the other hand, when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes. Each of Buyer, the Company, and the Members will cooperate with each other to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.
Section 6.6.    Further Assurances. Each of the parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby. Without limiting the generality of the foregoing, (a) for ninety (90) days following the Closing, Buyer shall use commercially reasonable efforts to terminate any personal guarantee given by Mettler to Google Inc. in connection with the Security Agreement dated April 21, 2013 between the Company and Google Inc., (b) the Member Representative shall terminate all UCC financing statements filed against the Company by Wells Fargo Bank, National Association and Servisfirst Bank within ninety (90) days of the Closing and (c) Buyer shall cause the Company’s payroll provider to distribute the Profit-Sharing Plan Amount (less applicable withholding) to the respective payees.
Section 6.7.    Directors’ and Officers’ Indemnification and Exculpation. Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of the Company have the right to indemnification by the Company (collectively, the “Covered Persons”) as provided in its Organizational Documents or in indemnity or indemnification agreements set forth on Schedule 6.7 or as provided under Law shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. Without limiting the foregoing, for a period of not less than six (6) years from the Closing, Buyer shall not, and shall not permit the Company to, amend, modify or terminate any Organizational Document regarding or related to such indemnification matters in a manner that would be materially adverse to the Covered Persons with respect to pre-Closing periods.
(b)    If Buyer or its successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume all of the obligations of Buyer set forth in this Section 6.7.
Section 6.8.    Employee Matters. Each Employee who remains employed by the Company immediately after the Closing (each, a “Continuing Employee”) shall be allowed to participate in the Benefit Plans made available to him or her immediately prior to the Closing Date through December 31, 2016 and, thereafter, the employee benefit arrangements maintained by Buyer for its similarly situated employees (each, a “Buyer Employee Benefit Arrangement”). To the extent that a Buyer Employee Benefit Arrangement is made available to any Continuing Employee on or following the Closing Date, such Continuing Employee shall receive credit for all service for his or her period of service with the Company and predecessors prior to the Closing under the Buyer Employee Benefit Arrangements, including, but not limited to, eligibility to participate, vesting and benefit accrual where length of service is relevant (excluding accruals under defined benefit plans); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits or if such service was not recognized by the Company under an analogous Benefit Plan. In addition, and without limiting the generality of the foregoing, Buyer shall, to the extent permitted by applicable Law, take commercially reasonable steps to waive all limitations as to pre-existing conditions exclusions, evidence of insurability requirements, waiting periods and actively-at-work or similar requirements with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental, pharmaceutical, vision and/or disability benefit plans that such employees may be eligible to participate in after the Closing Date.

(b)    Buyer shall provide, or cause the Company to provide, each Continuing Employee with an offer letter total salary levels substantially similar in the aggregate as provided to such Continuing Employee by the Company immediately prior to the Closing Date; provided, that Jeffrey Meyer’s salary level shall be set forth in his offer letter. Subject to any written agreements to the contrary and the other requirements of this Section 6.8, nothing contained in this Section 6.8, however, will prohibit the Company or Buyer from terminating at will any such Continuing Employees for any reason or no reason following the Closing.
(c)    Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Closing Date shall be credited to such Continuing Employee following the Closing Date (“Carry Over Vacation”); provided, that any Carry Over Vacation that has not been used by December 31, 2016 shall be forfeited. All future vacation accruals shall be subject to the terms of Buyer’s vacation policies, taking into account the balance of any Carry Over Vacation.
(d)    The Continuing Employees are not third-party beneficiaries of the provisions of this Section 6.8, and nothing herein expressed or implied will give or be construed to give any Continuing Employee any legal or equitable rights hereunder. Furthermore, nothing contained in this Section 6.8 shall constitute an amendment to any employee benefit plan maintained or sponsored by the Company, Buyer or their respective Affiliates, including any Benefit Plan or Buyer Employee Benefit Arrangement.
ARTICLE 7
INDEMNIFICATION

Section 7.1.    Survival.
(a)    The representations and warranties contained herein or in any certificate delivered by a party at the Closing pursuant hereto shall survive the Closing and will continue in full force and effect for a period from the date hereof until the eighteen (18) month anniversary of the Closing; provided, however, that (i) any covenant to be performed after the Closing shall survive until the earlier of the performance of such covenants or the expiration of the applicable statute of limitations (although claims may be brought following the period for performance of such covenant until expiration of the applicable statute of limitations, if later than the period of performance), (ii) the representations and warranties contained in Section 3.1 (Authorization), Section 3.2 (Binding Effect), Section 3.4 (Membership Interests), Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization), Section 4.3 (Binding Effect), Section 4.6 (Capitalization), Section 4.7 (Subsidiaries), Section 4.27 (Hart-Scott-Rodino), Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Authorization) and Section 5.3 (Binding Effect) (collectively, the “Fundamental Representations”) shall survive until the applicable statute of limitations, and (iii) claims based on purchase price adjustments, Taxes relating to any period (or portion thereof) prior to the Closing and fraud or intentional misrepresentation (but not negligent misrepresentation) shall survive until the expiration of the applicable statute of limitations.
(b)    No Indemnified Person shall entitled to make any claim in respect of any representation, warranty or covenant after the expiration of its applicable survival date, except that any bona fide claim initiated by an Indemnified Person prior to the expiration of the applicable survival date in accordance with the provisions hereof shall survive until it is settled or resolved pursuant to this Agreement to the extent that an Indemnified Person provides written notice of such breach or inaccuracy (which notice shall describe the applicable breach or inaccuracy in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the applicable Indemnified Person in connection therewith) to the party to provide indemnity prior to the applicable survival date.
(c)    The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 7.1 for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable.
Section 7.2.    Indemnification by the Members. Subject to the terms of this Article 7, from and after the Closing, each Member (jointly and severally) shall indemnify Buyer and its Affiliates and their respective officers, directors, shareholders, members, employees, successors and permitted assigns (collectively, the “Buyer Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a Buyer Indemnified Person resulting from or arising out of:
(a)    any breach or inaccuracy of any representation or warranty made by such Member or the Company in Section 3 or 4 of this Agreement or in any certificate delivered by such Member or the Company at the Closing pursuant hereto (other than a Fundamental Representations);
(b)    any breach or inaccuracy of any Fundamental Representation made by such Member or the Company in this Agreement;
(c)    any breach of any covenant or agreement of such Member contained in this Agreement;
(d)    the matters contemplated by that certain Settlement Agreement and Mutual Release, dated October 13, 2016, by and among eClickonomy, Inc., Jered Klima and the Company;
(e)    any claim by any current or former holder (or alleged holder) of membership or other equity interests in the Company or any current or former direct or indirect subsidiary or predecessor of the Company or any other Person entitled (or claiming to be entitled) to any payment arising out of or in connection with this Agreement, the transactions contemplated hereby;
(f)    IHH Captive, LLC, a South Carolina limited liability company, and/or DVDs.com, a Delaware limited liability company;
(g)    any profit-sharing plan of the Company for periods prior to the Closing;
(h)    any Pre-Closing Taxes (to the extent that such Pre-Closing Taxes are not reflected as a liability in the calculation of Closing Working Capital, as finally determined) or 50% of the Transfer Taxes; or

(i)    any Funded Indebtedness not included in Closing Funded Indebtedness, as finally determined.
Section 7.3.    Indemnification by Buyer. Subject to the terms of this Article 7, from and after the Closing, Buyer shall indemnify the Members and their successors and permitted assigns (collectively, the “Member Indemnified Persons”) and hold them harmless from and against any and all Losses incurred or suffered by a Member Indemnified Person resulting from or arising out of:
(a)    any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer at the Closing pursuant hereto (other than a Fundamental Representation);
(b)    any breach or inaccuracy of any Fundamental Representation made by Buyer in this Agreement; and
(c)    any breach of any covenant or agreement of Buyer or the Company contained in this Agreement.
Section 7.4.    Limitations on Indemnification.
(a)    The Members shall have no liability pursuant to Section 7.2(a) with respect to Losses except to the extent that the aggregate amount of such Losses exceeds an amount equal to $400,000 (the “Basket”), and then only in respect of such excess; provided, that this Section 7.4(a) shall not apply to any breach of any representation and warranty based on fraud or intentional misrepresentation (but not negligent misrepresentation).
(b)    Buyer shall have no liability pursuant to Section 7.3(a) with respect to Losses except to the extent that the aggregate amount of such Losses exceeds the Basket, and then only in respect of such excess; provided, that this Section 7.4(b) shall not apply to any breach of any representation and warranty based on fraud or intentional misrepresentation (but not negligent misrepresentation).
(c)    The Members shall have no liability pursuant to Section 7.2(a) with respect to Losses in excess of the Escrow Amount; provided, that this Section 7.4(c) shall not apply to any breach of any representation and warranty based on fraud or intentional misrepresentation (but not negligent misrepresentation).
(d)    Buyer shall have no liability pursuant to Section 7.3(a) with respect to Losses in excess of the Escrow Amount; provided, that this Section 7.4(d) shall not apply to any breach of any representation and warranty based on fraud or intentional misrepresentation (but not negligent misrepresentation).
(e)    No Member shall have liability pursuant to Section 7.2 in an aggregate amount greater than the portion of the Purchase Price such Member actually receives.

(f)    Buyer shall have no liability pursuant to Section 7.3 in excess of the purchase price actually paid hereunder.
(g)    No Member shall have any liability pursuant to Section 7.2 with respect to a Loss to the extent such Loss relates to any item included on, or is a liability reserved or accrued for (whether in whole or in part) in, the Closing Statement or that is otherwise taken into account in the calculation of any adjustment to the Purchase Price pursuant to Article 2.
Section 7.5.    Other Limitations.
(a)    For all purposes of this Article 7, Losses shall be net of any amounts actually paid to an Indemnified Person under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, and each Indemnified Person shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract prior to seeking indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible and resulting premium increases for such policies.
(b)    If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Person to an Indemnified Person of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Person shall repay, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant hereto had such determination been made at the time of such payment.
(c)    Notwithstanding the fact that any Indemnified Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.
(d)    For the purpose of determining the amount of Losses resulting from the breach of any representation or warranty (but not as the existence of such breach), any materiality, Material Adverse Effect or other similar qualification with respect to materiality contained in or otherwise applicable to such representation or warranty shall be disregarded.
(e)    Each Person entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated in this Agreement shall use commercially reasonable efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

Section 7.6.    Third-Party Claim Indemnification Procedures.
(a)    In the event that any written claim or demand for which a party (in such capacity, an “Indemnifying Person”) may have liability to any Indemnified Person hereunder, other than those relating to Taxes (which are the subject of Section 6.5), is asserted against or sought to be collected from any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall promptly, but in no event more than ten (10) days following such Indemnified Person’s receipt of a Third-Party Claim, notify the Indemnifying Person of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not relieve the Indemnifying Person of its obligations hereunder, except to the extent that the Indemnifying Person shall have been actually and materially prejudiced by such failure or as provided in Section 7.1. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
(b)    In the event that the Indemnifying Person notifies the Indemnified Person that it elects to defend the Indemnified Person against a Third-Party Claim within thirty (30) days following the receipt of notice from the Indemnified Person of a Third-Party Claim, the Indemnifying Person shall have the right to defend the Third-Party Claim which relates to any Losses indemnifiable hereunder by appropriate proceedings and shall have the power to direct and control such defense at its expense. Notwithstanding the foregoing, the Indemnifying Person shall not have the right to assume the conduct and control of such defense if the Third-Party Claim which the Indemnifying Person seeks to assume control (i) seeks monetary relief in excess of the purchase price actually paid hereunder or any non-monetary relief (including an injunction or other equitable relief) as the primary remedy, (ii) involves criminal allegations, or (iii) involves a claim that, in the good faith and reasonable judgment of the Indemnified Person, the Indemnifying Person failed or is failing to reasonably prosecute or defend. Once the Indemnifying Person has made such election, the Indemnified Person shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing at such Indemnified Person’s expense; provided, however, that such applicable Indemnified Person will be entitled to participate in (but not control) any such defense with separate counsel at its own expense (unless based on the advice of counsel to the applicable Indemnified Person, a material legal conflict exists between the applicable Indemnified Person and the Indemnifying Person that would make such separate representation necessary, in which case the Indemnifying Person will bear such expense, subject to the limitations set forth herein). If the Indemnifying Person does not (or is not permitted to) elect to conduct or control the defense of any Third-Party Claim which relates to any Losses indemnifiable hereunder, the applicable Indemnified Person may conduct and control the defense of such Third-Party Claim; provided, that the Indemnified Person shall not settle, offer to settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, delayed or conditioned).

(c)    If the Indemnifying Person assumes the defense of a Third-Party Claim, the Indemnifying Person shall not, without the prior written consent of the Indemnified Person, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, that, if the Indemnifying Person assumes the defense of a Third-Party Claim and is in good faith contesting such Third-Party Claim, the Indemnified Person’s consent is not required for any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Person may reasonably recommend and that by its terms (i) obligates the Indemnifying Person to pay the full amount of Losses in connection with such Third-Party Claim, (ii) does not require any payment or other action by any Indemnified Person or the admission of any wrongdoing or misconduct by any Indemnified Person and (iii) fully and irrevocably releases all Indemnified Persons in connection with such Third-Party Claim and does not impose any injunctive or other equitable relief against any Indemnified Person or its Affiliate.
(d)    The Indemnified Person and the Indemnifying Person shall reasonably cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and appropriate personnel. Such cooperation shall include the retention and (upon the Indemnifying Person’s request and sole expense) the provision to the Indemnifying Person of books and records and information that are reasonably relevant to such Third-Party Claim, and appropriate personnel available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Person and the Indemnifying Person shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges (which may include redacting or withholding information as reasonably appropriate).
Section 7.7.    Direct Claim Indemnification Procedures. Each Indemnified Person shall assert any claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Person written notice thereof reasonably promptly (and, in any event, no later than thirty (30) days following the Indemnified Person’s discovery of the applicable Losses reasonably likely to give rise to a claim under this Article 7). Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person; provided, however, that the failure to timely give such notice shall not affect the rights of an Indemnified Person hereunder:  (a) unless such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Person with respect to such Direct Claim or on the Indemnifying Person’s ability to mitigate such Direct Claim, or (b) unless the indemnification obligations are materially increased as a result of such failure.

Section 7.8.    Investigation by Indemnifying Parties. In connection with any claim pursuant to this Article 7:
(a)    The Indemnified Persons shall allow the Indemnifying Person and its financial, accounting or legal advisers to investigate the fact, matter or circumstance alleged to (or which may) give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim.
(b)    The Indemnified Persons shall disclose to the Indemnifying Person all material of which they are aware which relates to the claim and shall, and shall cause their Affiliates and all of their respective Representatives to, provide such information and assistance as the Indemnifying Person or its financial, accounting or legal advisers shall reasonably request, including:
(i)    access to premises and personnel (including any employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Indemnifying Person); and
(ii)    the right to examine and copy or photograph any relevant assets, accounts, correspondence, documents and records.
Section 7.9.    Indemnification Payment Priority. Except with respect to claims for fraud or intentional misrepresentation (but not negligent misrepresentation), for any Loss for which the Members are obligated to indemnify the Buyer Indemnified Persons, the Buyer Indemnified Persons shall seek reimbursement for such Loss: (a) first, from the Escrow Amount, and once the Escrow Amount is exhausted, (b) second, as a setoff against any Earnout payment that is then payable but not yet paid (but only to the extent the claim is mutually agreed upon or finally determined by a court of competent jurisdiction), (c) from Mettler and (d) finally, from the other Members.
Section 7.10.    Characterization of Indemnification Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnifying Person to an Indemnified Person with respect to any claim pursuant to Section 7.2 or Section 7.3 shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.
Section 7.11.    Exclusive Remedy. Notwithstanding anything to the contrary herein, except as provided in Section 2.3 (Post-Closing Determination) or for the right of any party to seek specific performance, from and after the Closing the rights and remedies of Buyer, the Company and the Members, and any Buyer Indemnified Person and any Member Indemnified Person (each Buyer Indemnified Person and Member Indemnified Person is referred to herein as an “Indemnified Person”), under this Article 7 are exclusive and in lieu of any and all other rights and remedies which Buyer, the Company or the Members, or any Indemnified Person, may have under this Agreement or any Transaction Document or otherwise against each other with respect to this Agreement or any Transaction Document and with respect to the transactions contemplated hereby or thereby, and each party expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law (regardless of the theory of recourse) with respect to the preceding matters.
Section 7.12.    Non-Recourse. Except as expressly set forth in this Article 7, no party shall have recourse whatsoever under this Agreement against any of the officers, directors, managers and/or employees of the other parties (including for such purposes, the officers, directors, managers and/or employees of any Affiliate of a party, but expressly excluding the Members) with respect to the negotiation and documentation of this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Article 7, Buyer, on behalf of itself and its Affiliates, and the Members, on behalf of themselves and their Affiliates, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such officers, directors, managers and/or employees relating to any and all Losses suffered or incurred by any of them arising from, based upon, related to, or associated with negotiation and execution this Agreement whether based on contract, tort, strict liability other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a party hereto or other Person or otherwise. For purposes of clarity, nothing in this Section 7.12 shall reduce or abridge the liability of the Members under this Article 7.
ARTICLE 8
MISCELLANEOUS

Section 8.1.    Member Representative.
(a)    For purposes of this Agreement, the Members hereby designate Mettler to serve as the sole and exclusive representative of the Members (the “Member Representative”) with respect to those provisions of this Agreement that contemplate action by the Member Representative and with respect to the Escrow Agreement; provided, however, that if Mettler at any time is unable, due to incapacity or otherwise, to serve as Member Representative or resigns as Member Representative, then successive Member Representatives shall be chosen by the holders of a majority of the Membership Interests outstanding immediately prior to the Closing. Each successor Member Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Member Representative. Each successor Member Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Member Representative, and the term “Member Representative” as used herein shall be deemed to include any successor Member Representative.
(b)    The Member Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the other Members with respect to the performance of his or her duties as the Member Representative. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Member, by operation of Law, whether by such Member’s death, disability, protective supervision or any other event. The Member Representative shall promptly deliver to each Member any notice received by the Member Representative concerning this Agreement. Without limiting the generality of the foregoing, the Member Representative has full power and authority, on behalf of each Member and such Member’s successors and assigns, to:  (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Members in connection herewith, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize delivery to Buyer of the Escrow Amount or any portion thereof in satisfaction of claims brought by Buyer for Losses, (vii) object to such deliveries, (viii) distribute the Escrow Amount and any earnings and proceeds thereon, and (ix) take all actions necessary or appropriate in the judgment of the Member Representative on behalf of the Members in connection with this Agreement and the Escrow Agreement.
(c)    Service by the Member Representative shall be without compensation except for the reimbursement by the Members of out-of-pocket expenses and indemnification specifically provided herein.
(d)    The Member Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Member shall otherwise exist against the Member Representative. The Member Representative shall not be liable to any Member relating to the performance of the Member Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Member Representative constituted fraud or were taken or not taken in bad faith. The Member Representative shall be indemnified and held harmless by the Members against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Member Representative is made a party by reason of the fact that the Member Representative was acting as the Member Representative pursuant to this Agreement; provided, however, that the Member Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Member Representative constituted fraud or were taken or not taken in bad faith. The Member Representative shall be protected in acting upon any notice, statement or certificate believed by the Member Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The Member Representative shall not be liable to Buyer or any Affiliate of Buyer by reason of this Agreement or the performance of Member Representative’s duties hereunder or otherwise.
(e)    Buyer shall be entitled to rely upon any actions taken by the Member Representative as the duly authorized action of the Member Representative on behalf of each Member with respect to any matters set forth in this Agreement or the Escrow Agreement.

Section 8.2.    Notices. All notices, consents, waivers, agreements or other communications hereunder shall be deemed effective or to have been duly given and made (and shall be deemed to have been duly given or made upon receipt) only if in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by overnight air courier or (c) sent by facsimile transmission or email, with confirmation of transmission, in each case, to such party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party. Each party agrees that its attorney shall be authorized to deliver notices on its behalf, and each party agrees to accept notice from the other party’s attorney in the same manner as if the other party had given such notice.
To Buyer or the Company:
LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: Chief Financial Officer

with a copy to:
LendingTree, LLC
11115 Rushmore Dr.
Charlotte, North Carolina 28277
Attention: General Counsel
and a copy (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope St., 43rd Floor
Los Angeles, California 90071
Attention:  David Sands, Esq.
Email:  dsands@sheppardmullin.com
Facsimile No.: (213) 443-2743
To the Members:
Christopher J. Mettler
21 Broughton Road
Charleston, SC 29407
Email: chris.mettler@gmail.com

with a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe, LLP
405 Howard Street
San Francisco, California 94105
Attention: John Cook, Esq.

Email: jcook@orrick.com
Facsimile No.: (415) 773-5759

Section 8.3.    Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the Transaction Documents contain the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters.
Section 8.4.     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and the Member Representative, or in the case of a waiver, by the party against whom such waiver is intended to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 8.5.    No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer and the Member Representative and any purported assignment in violation of the foregoing shall be null and void ab initio. Except as expressly set forth herein in Section 6.3 or Article 7, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, the Company and the Members, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.
Section 8.6.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein all fees and expenses relating to the Escrow Agent shall be paid one-half (1/2) by Buyer and one-half (1/2) by the Members.
Section 8.7.    Disclosure Schedule.
(a)    The “Disclosure Schedule” means that certain document (as may be modified from time to time in accordance with the terms hereof) identified as the Disclosure Schedule, dated as of the date hereof, delivered by the Company and the Members to Buyer in connection with this Agreement. Each Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is reasonably apparent on its face. It is specifically acknowledged that the Disclosure Schedule may expressly provide exceptions to a particular Section of Articles 3 or 4 notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the Disclosure Schedule” or words of similar effect.

(b)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of Material Adverse Effect or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.
(c)    Each Section of the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in the Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein.
Section 8.8.    Governing Law; Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    The internal laws of the State of Delaware, irrespective of its conflict of laws principles, will govern the validity of this Agreement.
(b)    Subject to the requirements of clause (c), each of the parties hereto: (i) submits to the jurisdiction of any state or federal court sitting or having jurisdiction in Dover County, State of Delaware in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the Action shall be heard and determined in any such court, and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 8.2. Nothing in this Section 8.8, however, will affect the right of any party to serve legal process in any other manner permitted by law.
(c)    Any Action or arising out of or relating to this Agreement shall be resolved by binding arbitration held in Dover County, State of Delaware under the Comprehensive Arbitration Rules & Procedures of Judicial Arbitration & Mediation Services/EnDispute (or its successor) (referred to herein as “J.A.M.S.”), except to the extent that such rules are inconsistent with this Section 8.8(c), in which case this Section 8.8(c) will govern. Except as may be otherwise expressly provided herein, for any matter submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of Delaware applicable to contracts executed, entered into and performed within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction. The arbitrator to any such arbitration hearing shall determine, in its sole discretion, which party(ies) are the non-prevailing party(ies). Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
(d)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
Section 8.9.    Interpretation.
(a)    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
(b)    Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural; (iii) references herein to a specific Article, Section, Subsection or Schedule shall refer, respectively, to Articles, Sections, Subsections or Schedules of this Agreement; (iv) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time; (vii) each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules; and (viii) each reference to a “party” means a party to this Agreement.
(c)    Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.
(d)    With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

(e)    The terms “made available” and “provided to” when used in reference to the Company having made or making items or information available to, or to having provided information to, Buyer or any of its Representatives, means that such items or information were made available by the Company or its Representatives via: (i) the posting of such items or information to the electronic data site maintained by Vista under the data rooms entitled “Project Diamond” including the secured folders located therein, (ii) the provision of hard copies of such items or information, or (iii) the provision of such items or information in electronic format (including by fax, e-mail or by other electronic means), in each case at least one (1) day prior to the date hereof.
Section 8.10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email (including in PDF format), shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 8.11.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 8.12.    Time of Essence. Time is of the essence for each and every provision of this Agreement.
Section 8.13.    No Rescission    . No party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.
Section 8.14.    Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (without the requirement of posting a bond).
Section 8.15.    Certain Waivers.
(a)    Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)    Orrick, Herrington & Sutcliffe, LLP and Young Clement Rivers, LLP have acted as counsel to the Members and the Member Representative (individually and collectively, the “Seller Group”), and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Orrick, Herrington & Sutcliffe, LLP or Young Clement Rivers, LLP (or any successor) (the “Seller Group Law Firms”) shall not preclude Seller Group Law Firms from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.
(ii)    Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firms disqualified from any such representation based upon the prior representation of the Company by Seller Group Law Firms. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section shall not be deemed exclusive of any other rights to which the Seller Group Law Firms are entitled whether pursuant to Law, contract or otherwise.
(b)    All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firms, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firms relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firms in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firms and the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates

(including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall promptly notify the Member Representative in writing so that the Member Representative can seek a protective order.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed or caused this Membership Interest Purchase Agreement to be executed as of the date first written above.
“BUYER”

LendingTree, LLC

By: /s/ Douglas R. Lebda
Name:    Douglas R. Lebda
Title:    President

“COMPANY”

Iron Horse Holdings, LLC

By: /s/ Christopher J. Mettler
Name:    Christopher J. Mettler
Title:    President

“MEMBER REPRESENTATIVE”

/s/ Christopher J. Mettler
Christopher J. Mettler

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, the parties have executed or caused this Membership Interest Purchase Agreement to be executed as of the date first written above.
“MEMBERS”

The Irrevocable Trust for Grady Christopher Mettler, dated January 1, 2014

/s/ Christopher J. Mettler
Christopher J. Mettler
Trustee

The Irrevocable Trust for Lucy MacNaughton Mettler, dated January 1, 2014

/s/ Christopher J. Mettler
Christopher J. Mettler
Trustee

The Irrevocable Trust for Herbert Cammerer Mettler, dated January 1, 2014

/s/ Christopher J. Mettler
Christopher J. Mettler
Trustee

The Irrevocable Trust for Molly Archer Mettler, dated January 1, 2014

/s/ Christopher J. Mettler
Christopher J. Mettler
Trustee

The Grantor Retained Annuity Trust of Christopher J. Mettler dated the 4th day of November 2016

/s/ Christopher J. Mettler
Christopher J. Mettler
Trustee

/s/ Christopher J. Mettler
Christopher J. Mettler

Signature Page to Membership Interest Purchase Agreement

Exhibit A
Definitions
In this Exhibit, and in the Agreement and the other Exhibits and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below (unless otherwise specified, section references in this Exhibit are to Sections of this Agreement):
“Accounting Expert” is defined in Section 2.3(c).
“Accounting Principles” is defined in Section 2.1(a).
“Actions” is defined in Section 3.5.
“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” is defined in the preamble of this Agreement.
“Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., and any rules or regulations thereunder, and any other applicable anti-corruption or anti-bribery Laws of any foreign jurisdictions in which the Company conducts its businesses.
“A&R Sublease” is defined in Section 1.5(k).
“Auditor Reports” is defined in Section 1.5(j).
“Base Purchase Price” is defined in Section 1.2.
“Basket” is defined in Section 7.4(a).
“Benefit Plans” is defined in Section 4.14(a).
“Business” means all business engaged in by the Company as of the Closing Date, including: (a) the operation of online (including mobile) credit card marketplaces and comparison sites, (b) the advertising of personal finance products and services (including, but not limited to, credit cards), through the use of paid and unpaid marketing techniques, editorial content, educational content, comparison tools, recommendations and user-generated reviews; and (c) free online (including mobile) credit score offerings for consumers.

“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in Charlotte, North Carolina.
“Business Plan and Budget” is defined in Section 2.5(f)(ii).
“Buyer” is defined in the preamble of this Agreement.
“Buyer Employee Benefit Arrangement” is defined in Section 6.8.
“Buyer Indemnified Persons” is defined in Section 7.2.
“Buyer Returns” is defined in Section 6.5(c).
“Buyer Transaction Documents” is defined in Section 5.1.
“Carry Over Vacation” is defined in Section 6.8(c).
“Cash on Hand” is defined in Section 2.1(b).
“Claim Notice” is defined in Section 7.6(a).
“Closing” is defined in Section 1.3.
“Closing Cash on Hand” is defined in Section 2.1(c).
“Closing Company Transaction Expenses” is defined in Section 2.1(d).
“Closing Date” is defined in the Preamble.
“Closing Funded Indebtedness” is defined in Section 2.1(e).
“Closing Statement” is defined in Section 2.3(a).
“Closing Working Capital” is defined in Section 2.1(f).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the preamble of this Agreement.
“Company Intellectual Property” is defined in Section 4.13(a).
“Company’s Knowledge” or any variant thereof means the actual knowledge of Christopher J. Mettler and/or Jeffrey Meyer, after reasonable interviews and/or discussions with the Company employees specifically responsible for the subject matter to which the knowledge of the matter in question is pertinent.
“Company Released Claim” is defined in Section 6.3(a).

“Company Transaction Documents” is defined in Section 4.2.
“Company Transaction Expenses” is defined in Section 2.1(g).
“Continuing Employee” is defined in Section 6.8.
“Contracts” means all written or oral agreements, contracts, leases and subleases, purchase orders, arrangements, letters of credit, guarantees and binding commitments.
“Copyrights” means all registered U.S. and registered foreign copyrights and works of authorship (including moral rights) and all applications to register and renewals of any of the foregoing.
“Covered Persons” is defined in Section 6.7(a).
“Direct Claim” is defined in Section 7.7.
“Disclosure Schedule” is defined in Section 8.7(a).
“Dollars” or “$” means the lawful currency of the United States of America.
“Earnout” means the payment required by Section 2.5, if any.
“Earnout Statement” has the meaning set forth in Section 2.5(a).
“EBITDA” means the earnings of the independent operations of the Company, including, without limitation, those resulting from permitted use of Buyer’s brand, in each before interest, Taxes, depreciation and amortization, as calculated in accordance with GAAP. With respect to EBITDA for the Second Earnout Period, EBITDA shall be deemed to include EBITDA with respect to the First Earnout Period in excess of $21,000,000.
“Effective Time” is defined in Section 1.3.
“Employees” means: (a) each person who as of immediately prior to the Closing is an active employee of the Company, including employees on vacation or on a regularly scheduled day off from work (including for jury service or military service duty); and (b) each employee of the Company who is on short-term disability, long-term disability or leave of absence as of immediately prior to the Closing.
“Employment Agreement” is defined in Section 4.15(b).
“Enforceability Exceptions” is defined in Section 3.2.
“Environmental Laws” is defined in Section 4.22(a).
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” is defined in Section 1.6(d).
“Escrow Agreement” is defined in Section 1.5(e).
“Escrow Amount” is defined in Section 1.6(e).
“Estimated Closing Cash on Hand” is defined in Section 2.2(a)(iii).
“Estimated Closing Company Transaction Expenses” is defined in Section 2.2(a)(i).
“Estimated Closing Funded Indebtedness” is defined in Section 2.2(a)(ii).
“Estimated Closing Working Capital” is defined in Section 2.2(a)(iv).
“Executive Offer Letter” is defined in Section 1.5(f).
“Financial Statements” is defined in Section 4.8(a).
“First Earnout Period” means the period from January 1, 2017 through December 31, 2017.
“Fundamental Representations” is defined in Section 7.1(a).
“Funded Indebtedness” is defined in Section 2.1(h).
“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.
“Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.
“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Authority or any securities exchange.
“Indemnified Person” is defined in Section 7.11.
“Indemnifying Person” is defined in Section 7.6(a).
“Injunction” to be defined as that certain Order Granting Plaintiff’s Motion for Preliminary Injunction dated June 29, 2016 entered in Case Number 15 CVS 20775, Next Advisor, Inc. v. LendingTree, Inc. and LendingTree, LLC, pending in the North Carolina Business Court, or any subsequent order granting injunctive relief in such matter.

“Insurance Policies” is defined in Section 4.19.
“Intellectual Property” means any and all of the following:  Patents, copyrightable works, Copyrights, technology, know-how, processes, Trade Secrets, inventions and designs (including inventions and/or designs conceived prior to the Closing Date but not documented as of the Closing Date), and all improvements to any of the foregoing, proprietary data, software, formulae, research and development data, Marks, unregistered trade names, unregistered trademarks and service marks, trade dress, Internet domain names, Internet addresses and other computer identifiers, websites or web pages, brand names, logos or corporate names (including, in each case, the goodwill associated therewith).
“IP Licenses” is defined in Section 4.13(b).
“IRS” means the U.S. Internal Revenue Service.
“J.A.M.S.” is defined in Section 8.8(c).
“Key Employees” means Christopher J. Mettler and Jeffrey Meyer.
“Law” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority or securities exchange.
“Leased Real Property” is defined in Section 4.17(b).
“Leases” is defined in Section 4.17(b).
“Licensed Intellectual Property” is defined in Section 4.13(b).
“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest or similar encumbrance affecting title.
“Losses” means any damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, awards, interest, penalties, fees, costs and expenses (including documented, reasonable and out-of-pocket attorneys’ fees and disbursements).
“Marks” means all registered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is or would reasonably be excepted to be materially adverse to the financial condition or results of operations of the Company, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would be, or would reasonably be expected to have or result in, a Material Adverse Effect: (a) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the transactions contemplated hereby (including with respect to any reduction in sales, any change in landlord or disruption in partner or similar relationships, or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industries in which the Company participates (including fluctuating conditions resulting from cyclicality or seasonality affecting the Company) or (ii) national, regional, local, international or global economies; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required or permitted by, this Agreement or any of the Transaction Documents; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in any Laws, or the interpretation or enforcement thereof; or (f) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; provided, that, with respect to clauses (c), (e) and (f), except the extent such changes or conditions affect the Company in a disproportionately adverse manner.
“Material Contracts” is defined in Section 4.16(a).
“Material Customers” is defined in Section 4.24(a).
“Material Suppliers” is defined in Section 4.24(b).
“Member Indemnified Persons” is defined in Section 7.3.
“Member Released Claim” is defined in Section 6.3(b).
“Member Representative” is defined in Section 8.1(a).
“Member Returns” is defined in Section 6.5(b).
“Member Transaction Documents” is defined in Section 3.1.
“Members” is defined in the preamble of this Agreement.
“Membership Interests” is defined in the recitals of this Agreement.
“Mettler” is defined in the preamble of this Agreement.
“Most Recent Balance Sheet Date” is defined in Section 4.8(a).
“Most Recent Financial Statements” is defined in Section 4.8(a).
“Net Adjustment Amount” is defined in Section 2.4(a).
“Net Estimated Adjustment Amount” is defined in Section 2.2(b).

“Neutral Accounting Firm” is defined in Section 2.3(c).
“Non-Competition Period” is defined in Section 6.2(a).
“Notice of Disagreement” is defined in Section 2.3(b).
“Organizational Documents” of a Person means its certificate of incorporation, certificate of formation, bylaws, operating agreement and/or other organizational documents, as applicable.
“Parent” is defined in Section 2.5(f).
“Pass-Through Tax Return” means any partnership income Tax Return filed by the Company with respect to a Tax period ending on or prior to the Closing Date to the extent that all Taxes reflected on such Tax Return are solely a liability of the Members.
“Patents” means all issued U.S. and foreign patents and pending patent applications, including design patents, industrial designs, and all divisionals, continuations, continuations-in-part, reissues, and extensions of any thereof.
“Permitted Liens” means: (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Actions for which adequate reserves have been established in accordance with GAAP, (c) with respect to real property, easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy or use of the real or intellectual property for the purposes for which it is currently used in connection with the Business, and (d) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and for any Straddle Period, the portion of the Straddle Period that ends on the Closing Date.
“Pre-Closing Taxes” means all liabilities for Taxes of the Company or the Members for any Pre-Closing Tax Periods, determined without regard to any carryback of a loss or credit arising after the Closing Date; provided, that Pre-Closing Taxes shall not include any Taxes included as a current liability in the calculation of Closing Working Capital. For purposes of apportioning liability for Taxes of the Company in connection with any Straddle Period (a) in the case of Taxes based upon or related to income or receipts, the amount of any such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (b) in the case of Taxes other than Taxes described in clause (a), the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be the product of (x) the amount of such Taxes for the entire period and (y) a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.
“Privacy Commitments” is defined in Section 4.13(i).
“Privileged Communications” is defined in Section 8.15(b).
“Profit-Sharing Plan Amount” is defined in Section 1.5(i).
“Pro Rata Share” of each Member means the percentage of the Membership Interests owned by such Member immediately prior to the Closing.
“Publicly Available Software” means: (a) any software that contains, or is derived in any manner in whole or in part from, any software that is distributed as free software, open source software (e.g. Linux) or under similar licensing or distribution models; (b) any software that may require as a condition of use, modification or distribution that such software or other software incorporated into, derived from or distributed with such software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (c) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Source License (SISL); and (G) the Apache Software License.
“Purchase Price” is defined in Section 1.2.
“Regulatory Approvals” is defined in Section 4.4(a).
“Released Claim” is defined in Section 6.3(b).
“Representative” means, with respect to a particular Person, any director, member, limited or general partner, equity holder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.
“Resolution Period” is defined in Section 2.3(c).
“Restricted Territory” is defined in Section 6.2(a).
“Review Period” is defined in Section 2.3(b).
“Second Earnout Period” means the period from January 1, 2018 through December 31, 2018.

“Securities Act” is defined in Section 5.8(a).
“Seller Group” is defined in Section 8.15(a)(i).
“Seller Group Law Firm” is defined in Section 8.15(a)(i).
“SnapCap” is defined in Section 1.5(k).
“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof; and the term “Subsidiary” with respect to any Person shall include all subsidiaries of each subsidiary of such Person.
“Target Working Capital” is defined in Section 2.1(i).
“Taxes” means all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, escheat, lost or unclaimed property, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any Tax-sharing agreement or other agreement relating to the payment of any such tax, fee, assessment or charge, whether imposed directly, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, by Contract (other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes), pursuant to Law or otherwise.
“Tax Contest” is defined in Section 6.5(f).
“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” is defined in Section 7.6(a).

“Third Party Consents” is defined in Section 4.4(b).
“Trade Secrets” mean trade secrets, confidential business information and other proprietary information including, without limitation, designs, research and development information, technical information, specifications, operating and maintenance manuals, methods, engineering drawings, know-how, data, discoveries, inventions, industrial designs and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection), in each of the foregoing cases which (i) has economic value to the Company by virtue of its secrecy; and (ii) that the Company elects to maintain as a trade secret under applicable law.
“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party at Closing pursuant to this Agreement.
“Transfer Taxes” is defined in Section 6.5(h).
“Vista” is defined in Section 1.5(h).
“WARN Act” is defined in Section 4.15(g).
“Working Capital” is defined in Section 2.1(j).
“Year-End Financial Statements” is defined in Section 4.8(a).

Exhibits and Schedules

Exhibits

Exhibit A – Definitions
Exhibit B – Escrow Agreement
Exhibit C – Executive Offer Letters
Exhibit D – Amended and Restated Sublease
Exhibit E – Business Plan and Budget

Schedules

Schedule 2.1-A – Working Capital Adjustments
Schedule 2.1-B – Example Calculation of Working Capital
Schedule 3.3 – Non-Contravention
Schedule 3.4 – Membership Interests
Schedule 6.7 – Indemnification Agreements

Disclosure Schedules